UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RealPage, Inc.

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REALPAGE, INC.

Notice of 2016 Annual Meeting of Stockholders

June 1, 2016

We are pleased to invite you to attend the 2016 Annual Meeting of Stockholders of RealPage, Inc.

When and Where: The meeting will be held on June 1, 2016, at 10:00 a.m., local time, at RealPage, Inc.’s principal executive offices located at 4000 International Parkway, Carrollton, Texas 75007.

Items of Business: The meeting is being held to conduct the following items of business which are described in greater detail in the Proxy Statement accompanying this notice:

1.	To elect each of Kathryn V. Marinello, Stephen T. Winn, and Jason A. Wright to the board of directors for a term of three years.

2.	To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Record Date: The board of directors set April 4, 2016 as the record date for the meeting. Our stockholders of record at the close of business on that date are entitled to receive this notice and to vote at the meeting.

Meeting Attendance and Voting: All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. You may vote by completing, signing and dating your proxy card and mailing it in the postage-prepaid envelope enclosed for that purpose. Voting by written proxy will ensure your representation at the meeting if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the proxy card. Stockholders who attend the meeting may vote in person even if they have submitted a proxy. However, if you have submitted a proxy and wish to vote in person at the meeting, you must notify the inspector of elections of your intention to revoke the proxy that you previously submitted and instead vote in person at the meeting. If your shares are held in the name of a broker, trustee, bank or other nominee, please bring a proxy from the broker, trustee, bank or other nominee with you to confirm that you are entitled to vote the shares.

Additional Information: The 2016 Proxy Statement and 2015 Annual Report to Stockholders are included with this notice and are also available at http://investor.realpage.com.

By Order of the Board of Directors

/s/ David G. Monk

David G. Monk
Executive Vice President, Chief Legal Officer and Secretary

Carrollton, Texas

April 29, 2016

REALPAGE, INC.

Proxy Statement

For the

2016 Annual Meeting of Stockholders

REALPAGE, INC.

4000 International Parkway

Carrollton, Texas 75007

(972) 820-3000

PROXY STATEMENT

FOR THE

2016 ANNUAL MEETING OF STOCKHOLDERS

April 29, 2016

We are furnishing you this proxy statement and proxy card to solicit proxies on behalf of the board of directors (the “Board”) of RealPage, Inc. (the “Company”, “we” or “us”) to be voted at the Company’s 2016 Annual Meeting of Stockholders (“Annual Meeting”). The Annual Meeting will be held at our principal executive offices located at 4000 International Parkway, Carrollton, Texas 75007 on June 1, 2016, at 10:00 a.m., local time. The proxies also may be voted at any adjournments or postponements of the Annual Meeting.

We are first mailing the proxy materials to stockholders on April 29, 2016. Please refer to “Information Concerning Solicitation and Voting” located on page 50 in this proxy statement for information relating to the distribution of our annual meeting materials to our stockholders.

All properly executed written proxies and all properly completed proxies submitted by telephone or Internet that are delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Annual Meeting.

Only owners of record of shares of common stock of the Company as of the close of business on April 4, 2016 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. Each owner of record on the Record Date is entitled to one vote for each share of common stock held. On the Record Date, 83,891,389 shares of our common stock, $0.001 par value, were issued and 80,070,354 shares were outstanding.

The Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015 are available at http://investor.realpage.com.

GOVERNANCE

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability and helps build public trust in the Company.

The Company’s certificate of incorporation and bylaws can be accessed through our filings located in the “Company Filings” portion of the Securities and Exchange Commission (“SEC”) website at www.sec.gov, and were attached as Exhibit 3.2 and Exhibit 3.4, respectively, to our Registration Statement on Form S-1/A filed with the SEC on July 26, 2010. Our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Board committee charters and other governance materials can be accessed on our website, www.realpage.com, by clicking on “Company,” “Investor Relations” and then “Corporate Governance.”

PROPOSAL ONE: ELECTION OF DIRECTORS

What Am I Voting On?

Stockholders are being asked to elect three director nominees for three-year terms. This section includes information about the Board, each director nominee, and each incumbent director whose term continues after the Annual Meeting.

Voting Recommendation:

FOR the election of each director nominee. The combination of the various qualifications, skills and experiences of the 2016 director nominees will contribute to an effective and well-functioning board. The director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Board Composition

Our Board is currently composed of eight members, divided into three classes with staggered three-year terms. There are currently three directors in Class I, two directors in Class II and three directors in Class III. The current terms of office of the Class III directors, Ms. Kathryn V. Marinello, Mr. Stephen T. Winn and Mr. Jason A. Wright, will expire at the Annual Meeting and Ms. Marinello, Mr. Winn and Mr. Wright will stand for re-election to the Board at the Annual Meeting.

The terms of office of the Class I directors, Mr. Alfred R. Berkeley, III, Mr. Charles Kane and Mr. Peter Gyenes, will expire at the 2017 annual meeting. The terms of office of the Class II directors, Mr. Scott S. Ingraham and Mr. Jeffrey T. Leeds, will expire at the 2018 annual meeting. Our certificate of incorporation and our bylaws provide that the number of directors will be fixed from time to time by a resolution of the majority of our Board. Nine directors are currently authorized.

Required Vote

Directors are elected by a plurality of the votes cast. The three nominees who receive the greatest number of votes cast will be elected directors for three-year terms, in each case until their successors are duly elected and qualified. Withheld votes and broker non-votes, if any, will not be counted either for or against the election of a director nominee. Cumulative voting is not permitted by our certificate of incorporation.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Recommendation of the Board for Proposal One

Our Board unanimously recommends that stockholders vote FOR the nominees listed below.

2016 DIRECTOR NOMINEES — CLASS III DIRECTORS

The nominating and governance committee of our Board (“Nominating and Governance Committee”) recommended the three individuals set forth in the table below for nomination by our Board. Based on such recommendations, our Board nominated such directors for election at the Annual Meeting as Class III directors to serve for a term expiring at the 2019 annual meeting of stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

The Board and the Nominating and Governance Committee believe that the combination of the various qualifications, skills and experiences of the director nominees – will contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the Company’s business and quality advice and counsel to the Company’s management.

The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, current principal occupation and business experience.

Name of Nominee	Age	Position and Offices Held with Company	Director Since
Kathryn V. Marinello (1)(3)	59	Director	2015
Stephen T. Winn	69	Chairman, CEO and President	1998
Jason A. Wright (1)(2)(3)	44	Director	2003

(1)	Member of Audit Committee
(2)	Member of Nominating and Governance Committee
(3)	Member of Compensation Committee

Kathryn V. Marinello has served as a member of our Board, as a member of the audit committee of our Board (“Audit Committee”), and as a member the compensation committee of our Board (“Compensation Committee”) since July 2015. Ms. Marinello has served as Senior Advisor of Ares Management LLC (“Ares”), a global asset manager, since March 2014. Prior to that, she served as Chairman and Chief Executive Officer of Stream Global Services, Inc. (“Stream”), a global business process outsource service provider specializing in customer relationship management, from August 2010 through March 2014. Ms. Marinello served as Senior Advisor and consultant at Providence Equity Partners LLC, a private equity firm, and Ares from June to August 2010. She served as Chairman and Chief Executive Officer of Ceridian Corporation, a human resources outsourcing company, from December 2007 to January 2010, and as President and Chief Executive Officer from 2006 to 2007. Prior to joining Ceridian, Ms. Marinello spent 10 years at General Electric Company (“GE”), and served in a variety of senior roles, including President and Chief Executive Officer of GE Fleet Services, a division of GE, from 2002 to 2006. Ms. Marinello has been a member of the Board of Directors of General Motors Company since July 2009. Ms. Marinello has also been member of the Board of Directors of AB Volvo since April 2014 and a member of the Board of Directors of Nielsen Holdings N.V. since October 2014. Ms. Marinello also served as a member of the Board of Directors of General Motors Corporation from 2007 to 2009. We believe Ms. Marinello’s experience as a senior executive officer at a number of public and private companies and her experience serving on the boards of directors of other public and private companies qualify her to serve on our Board.

Stephen T. Winn has served as our Chief Executive Officer and a member of our Board since November 1998, during which time he served as Chairman of the Board, and as our President since August 2012, a position that Mr. Winn previously held from November 1998 to December 2009. From January 1998 to March 1999, Mr. Winn served in various executive positions, including President of Research Institute of America, a provider of information services to the accounting industry and a wholly owned subsidiary of Thomson Reuters Corporation. From June 1969 to January 1998, Mr. Winn served as President and Chief Executive Officer of Computer Language Research Inc., a publicly traded company focused on tax compliance, tax research and accounting software, which was acquired by Thomson Reuters Corporation. Mr. Winn is a member of the board of directors of the National Multifamily Housing Council. In January 2002, he was one of 25 people recognized by the National Apartment Association as a leader in the multifamily industry. Mr. Winn received Ernst & Young LLP’s “Entrepreneur of the Year 2012 Southwest Area North Technology Sector.” Mr. Winn received his B.S. in electrical engineering from The University of Texas at Austin and his M.S. in management science from Stanford University. In addition to Mr. Winn’s role as our Chief Executive Officer, we believe Mr. Winn’s qualifications to serve on our Board include his previous service in executive positions at various public and private technology companies and his extensive experience in the multifamily rental housing industry.

Jason A. Wright has served as a member of our Board since December 2003 and as our lead independent director since February 2012. Mr. Wright has served as a member of our Audit Committee since January 2004 and served as chairman of our Audit Committee from February 2012 until February 2013. Mr. Wright has served as a member of our Compensation Committee since October 2006 and a member of our Nominating and Governance Committee since February 2010. Mr. Wright is a partner in the Tech & Telecom Group at Apax Partners LLC, where he focuses primarily on investments in enterprise software and technology-enabled services. Prior to joining Apax in 2000, Mr. Wright served in a variety of roles at General Electric Capital Corporation, a subsidiary of General Electric Corporation, including the evaluation and execution of investment opportunities for the Technology Ventures Group, and Mr. Wright was also a consultant at Andersen Consulting, now Accenture plc. Mr. Wright currently serves on the board of directors of various private companies. Mr. Wright received his B.A. in economics from Tufts University and his M.B.A. in finance from The Wharton School of the University of Pennsylvania. We believe Mr. Wright’s qualifications to serve on our Board include his extensive business and financial experience related to enterprise software and technology-enabled services companies.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

The following sets forth information concerning the directors whose terms of office continue after the Annual Meeting, including information as to each director’s age as of the Record Date, current principal occupation and business experience.

Name of Director	Age	Position and Offices Held with Company	Director Since
Alfred R. Berkeley, III (2)	71	Director	2003
Peter Gyenes (1)(2)(3)	70	Director	2010
Scott S. Ingraham (1)(3)	62	Director	2012
Charles Kane (1)(2)(3)	58	Director	2012
Jeffrey T. Leeds (3)	60	Director	1999

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Governance Committee

Class I Directors (Terms Expire in 2017)

Alfred R. Berkeley, III has served as a member of our Board since December 2003 and as a member of the Compensation Committee since January 2004. Mr. Berkeley also served as a member and as chairman of our Audit Committee from January 2004 to February 2012 and as our lead independent director from February 2011 to February 2012. Mr. Berkeley has served as Chairman of Princeton Capital Management, Inc., an investment adviser, since December 2012 and as Vice Chairman of Gentag, Inc., a developer of technology for near field communications, since November 2011. Mr. Berkeley served as the Chairman of Pipeline Financial Group, Inc., the parent of Pipeline Trading Systems LLC, a block trading brokerage service, from December 2003 until November 2011. From December 2003 to March 2010, Mr. Berkeley also served as the Chief Executive Officer of Pipeline Financial Group, Inc. He also served as Acting Chairman of the National Infrastructure Advisory Council for the President of the United States from 2001 until December 2011. Mr. Berkeley also served as a trustee of Johns Hopkins University and a member of the Johns Hopkins University Applied Physics Laboratory, LLC from 1999 until June 2011. He formerly served as Vice Chairman of the Nomination Evaluation Committee for the National Medal of Technology and Innovation, which makes candidate recommendations to the Secretary of Commerce. He was appointed Vice Chairman of the NASDAQ Stock Market, Inc. in July 2000, serving through July 2003, and served as President of NASDAQ from 1996 until 2000. From 1972 to 1996, Mr. Berkeley served in a number of capacities at Alex. Brown & Sons Incorporated, which was acquired by Bankers Trust New York Corporation and later by Deutsche Bank AG. Most recently, he was Managing Director in the corporate finance department where he financed computer software and electronic commerce companies. He joined Alex. Brown & Sons Incorporated as a Research Analyst in 1972 and became a general partner in 1983. From 1985 to 1987, he served as Head of Information Services for the firm. From 1988 to 1990, Mr. Berkeley took a leave of absence from Alex. Brown & Sons Incorporated to serve as President and Chief Executive Officer of Rabbit Software Inc., a public telecommunications software company. He served as a captain in the United States Air Force and a major in the United States Air Force Reserve.

Mr. Berkeley also served as a director of Kintera, Inc. until May 2008, when it was acquired by Blackbaud, Inc. (NASDAQ: BLKB). Mr. Berkeley also served on the board of Fortegra Financial Corporation (NYSE: FRF), an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies in the United States from December 2010 to November 2011. Mr. Berkeley served on the board of directors of ACI Worldwide, Inc. (NASDAQ: ACIW) from 2008 until June 2012. Mr. Berkeley also serves as a director of several private companies. Mr. Berkeley received his B.A. in English from the University of Virginia and his M.B.A. from The Wharton School of the University of Pennsylvania. We believe Mr. Berkeley’s qualifications to serve on our Board include his extensive experience in corporate finance and securities matters, including his experience as chief executive officer of various companies and his leadership positions with the NASDAQ Stock Market, Inc., and his knowledge gained from service on the boards of various publicly traded and private companies and federal committees. On October 24, 2011, Mr. Berkeley entered into a consent decree with the SEC relating to his role at Pipeline Trading Systems, LLC.

Peter Gyenes has served as a member or our Board since January 2010, as chairman of our Compensation Committee since February 2010, as a member of our Audit Committee since February 2010, and as a member of our Nominating and Governance Committee since February 2010. Mr. Gyenes has served as the non-executive Chairman of the board of directors of Sophos Group plc (LSE: SOPH), a global security software company, since March 2006, and lead independent director since September 2012. Mr. Gyenes served as Chairman and Chief Executive Officer of Ascential Software Corporation (NASDAQ: ASCL), a market leader in data integration software, and its predecessor companies VMark Software, Ardent Software and Informix from 1996 until it was acquired by International Business Machines Corporation in 2005. Mr. Gyenes served on the board of directors of Netezza Corporation (NYSE: NZ) from 2008 until it was acquired by International Business Machines Corporation in 2010. Mr. Gyenes served on the board of directors of Netezza Corporation (NYSE: NZ) from 2008 until it was acquired by International Business Machines Corporation in 2010. Mr. Gyenes also served on the board of Lawson Software, Inc. (NASDAQ: LWSN) from 2006 until it was acquired by Infor in July 2011, served on the board of EnerNoc (NASDAQ: ENOC) from 2013 until 2015, and served on the board of Cimpress NV (NASDAQ: CMPR) from 2009 until 2015. He currently serves on the boards of directors of IntraLinks Holdings, Inc. (NYSE: IL), Pegasystems Inc. (NASDAQ: PEGA), Carbonite, Inc. (NASDAQ: CARB), a leading provider of online backup solutions for consumers and small and medium sized businesses, and Epicor Software Corporation, a provider of software solutions to the manufacturing, distribution, retail and services industries, and serves as trustee emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes received his B.A. in mathematics and his M.B.A. in marketing from Columbia University. We believe Mr. Gyenes’

qualifications to serve on our Board include his experience as the Chief Executive Officer of a publicly traded company, his knowledge gained from service on the boards of various public and private companies and his more than 40 years of experience in technology, sales, marketing and general management positions within the computer systems and software industry.

Charles Kane has served as a member of our Board, as a member of our Compensation Committee and as a member of our Nominating and Governance Committee since June 2012. Mr. Kane has served as a member of our Audit Committee since June 2012 and as chairman of our Audit Committee since February 2013. Mr. Kane is an adjunct professor of international finance at the Massachusetts Institute of Technology Sloan Graduate Business School of Management. Mr. Kane is also a Director and Strategic Advisor of One Laptop Per Child, a non-profit organization founded at Massachusetts Institute of Technology that provides computing and internet access for students in the developing world, for whom he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., a special purpose acquisition corporation, from July 2007 until March 2008, and as Chief Financial Officer of Global BPO from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc., a provider of e-security solutions, from May 2006 until RSA was acquired by EMC Corporation in October 2006. From July 2003 until May 2006, he served as Chief Financial Officer of Aspen Technology, Inc., a provider of supply chain management software and professional services. Mr. Kane is currently a director of Demandware, Inc. (NYSE: DWRE), a leading provider of software-as-a-service ecommerce solutions that enable companies to deliver customized shopping experiences to consumers in the digital world, Carbonite, Inc. (NASDAQ: CARB), a leading provider of online backup solutions for consumers and small and medium sized businesses, Progress Software (NASDAQ: PRGS) is a global software company that simplifies the development, deployment and management of business applications on-premise or in the cloud, on any platform or device, to any data source, with enhanced performance, minimal IT complexity and low total cost of ownership and PhotoBox Ltd., a private company, a leading manufacturer and digital retailer of high-quality personalized products and services. Mr. Kane was previously a director of Netezza Corporation, Borland Software Corporation and Applix Inc. Mr. Kane is a Certified Public Accountant and holds a B.B.A. in accounting from the University of Notre Dame and an M.B.A. in international finance from Babson College. Mr. Kane’s experience as a senior executive officer at a number of publicly traded companies, including as chief financial officer of several of those companies, and his experience serving on the boards of directors of other public and private companies, qualify him to serve on our Board.

As an Audit Committee financial expert and chairman of the Audit Committee, Mr. Kane provides a high level of expertise and leadership experience in the areas of finance, accounting, audit oversight and risk analysis derived from his experience as the chief financial officer of publicly traded technology companies. Mr. Kane also offers substantial public company board experience to our Board.

Class II Directors (Terms Expire in 2018)

Scott S. Ingraham has served as a member of our Board since February 2012 and as a member of our Audit Committee and our Nominating and Governance Committee since February 2012. Mr. Ingraham is presently the co-founder and Principal of Zuma Capital, Inc., a private investment firm. He co-founded and served as the Chief Executive Officer and Chairman of Rent.com, an Internet residential real estate listing site, from 1999 until its acquisition by eBay in February 2005. Prior to founding Rent.com, Mr. Ingraham was the CEO, president and co-founder of Oasis Residential, a NYSE-traded apartment REIT which merged into Camden Property Trust in 1998. Mr. Ingraham is on the Board of Trust Managers of Camden Property Trust, a real estate investment trust focused on the development and ownership of apartment properties. Camden Property Trust is one our larger customers. Mr. Ingraham also serves as a director of Kilroy Realty Corporation, a publicly held real estate investment trust focused on the development and ownership of office and industrial properties. Mr. Ingraham graduated from the University of Texas at Austin with a BBA in Finance. We believe Mr. Ingraham’s qualifications to sit on our Board include his substantial financial and business expertise as the chief executive officer of several companies in the real estate industry and his significant experience serving on boards of other publicly traded companies.

Jeffrey T. Leeds has served as a member of our Board and a member of our Nominating and Governance Committee since December 1999. Mr. Leeds has served as chairman of our Nominating and Governance committee since February 2012. Mr. Leeds is President and Co-Founder of Leeds Equity Partners. Leeds Equity Partners, based in New York, is the oldest and largest private equity firm in the United States focused exclusively on investments in the Knowledge Industries — education, training, and business and information services. Prior to co-founding Leeds Equity Partners in 1993, Mr. Leeds spent seven years specializing in mergers and acquisitions and corporate finance at Lazard Freres & Co. LLC, a subsidiary of Lazard Group LLC. Prior to joining Lazard Freres & Co. LLC, Mr. Leeds served as a law clerk to the Hon. William J. Brennan, Jr. of the Supreme Court of the United States during the 1985 October Term. Mr. Leeds also worked in the corporate department of the law firm of Cravath, Swaine & Moore LLP in New York. Mr. Leeds currently serves on the board of directors of BARBRI, Evanta Ventures, Knowledge Factor, and INTO University Partnerships. Mr. Leeds is a member of the Council on Foreign Relations and a member of the Board of Visitors at The Colin L. Powell School for Civic and Global Leadership at CCNY. Mr. Leeds received his B.A. in history summa cum laude from Yale University and his J.D. magna cum laude from Harvard Law School. He was also a Marshall Scholar at the University of Oxford. We believe Mr. Leeds’s qualifications to serve on our Board include his extensive business and legal experience in corporate finance and his knowledge gained from service on the boards of various publicly traded and private companies.

BOARD AND COMMITTEE GOVERNANCE

Board Leadership Structure

The Company’s governance framework provides the Board with flexibility to select the appropriate leadership structure for the Company. The current leadership structure is composed of a combined chairman of the board and chief executive officer, a lead independent director, Board committees led by independent directors and active engagement by all directors. The Board believes this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors.

Our Board believes that our Chief Executive Officer, Stephen T. Winn, is best situated to serve as Chairman because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Our independent directors have different perspectives and roles in strategic development. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. Our Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

Mr. Jason A. Wright serves as our lead independent director. Our lead independent director is responsible for coordinating activities of our other independent directors, presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, serving as liaison between the Chairman and the independent directors, having the authority to call meetings of the independent directors, and performing various other duties as directed by our Board. Under our Corporate Governance Guidelines, the lead independent director is charged with relaying the discussions of the executive sessions to the Chief Executive Officer, as appropriate, participating in the discussion of Chief Executive Officer performance with the Compensation Committee, and ensuring that the Board annually conducts a self-assessment.

Director Qualifications

Our Board believes that maintaining a Board with a range of skills and experience meeting the needs of the Company is important, as is maintaining a size that facilitates group discussion and collegiality.

Our Nominating and Governance Committee, consisting solely of independent directors as determined under applicable NASDAQ listing standards, is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of potential new Board members as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent, as well as consideration of character, judgment, diversity, age, skills, including financial literacy, and experience in the context of the needs of the Board and the business of the Company. Nominees for directorship are selected by the Nominating and Governance Committee and approved by the Board in accordance with such policies and principles as the Board may promulgate after considering the recommendation of the Nominating and Governance Committee.

Our Corporate Governance Guidelines, which were adopted by our Board on January 20, 2015, provide that each director should be able and prepared to devote sufficient time and effort to his or her duties as a director. Directors are not permitted to sit on more than six publicly traded company boards or, if such director is a CEO of a public company, he or she is not permitted to sit on the board of more than two public companies besides the board of his or her own company.

The Board does not have term limits. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of the Company’s industry, business operations, history, policy and objectives. The Board believes that, as an alternative to term limits, it can ensure that the Board continues to evolve through the evaluation and nomination process required by our Corporate Governance Guidelines.

Our Corporate Governance Guidelines also provide that, as a general matter, a director should not stand for re-election as a non-employee director after his or her 75th birthday. Non-employee directors are required to tender their resignation no later than the expiration of their elected term following their 75th birthday. Retirement of a director who has reached the age of retirement may be postponed if the Board determines that it would be in the best interests of the Company and its stockholders under the particular circumstances. In addition, the Board may nominate any person for election as a non-employee director regardless of his or her age if the Board determines that, due to his or her unique capabilities or special circumstances, the election of such person is in the best interest of the Company.

Director Independence

In accordance with the listing requirements of the NASDAQ Stock Market and our Corporate Governance Guidelines, a majority of our Board must be composed of independent directors. Our Board has determined that each of Mr. Berkeley, Mr. Gyenes, Mr. Ingraham, Mr. Kane, Mr. Leeds, Ms. Marinello and Mr. Wright is independent under applicable NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Board and Committee Meetings and Attendance

Under the Company’s bylaws, regular meetings of the Board are held at such times as the Board may determine. Special meetings of the Board may be called by a majority of the authorized number of directors, the Chairman, the Chief Executive Officer, the President or the Secretary of the Company. Our Board held a total of 9 meetings during 2015. Each director attended 75% or more of the total number of meetings of the Board and the committees of the Board on which such director served during 2015.

The non-employee directors on our Board and Board committees generally meet quarterly in executive session. Executive sessions of the Board may include, among other things, a discussion of the performance of the Chairman and Chief Executive Officer, matters concerning the relationship of the Board with the management directors and other members of senior management, and such other matters as the non-employee directors deem appropriate. No formal action of the Board is taken during executive sessions of the non-employee directors, although the non-employee directors may subsequently recommend matters for consideration by the full Board. In addition, our Audit Committee holds an executive session at each of its meetings and our Compensation Committee holds an executive session at the meeting in which annual compensation is reviewed and determined. On occasion, our non-employee directors invite our Chief Legal Officer to attend executive sessions in the role as legal counsel, but members of management, including Mr. Winn, are otherwise not present at executive sessions of Board and committee meetings. Although all of our current non-employee directors are considered to be independent, if any non-employee directors were determined to not be independent, the independent directors would be required to meet alone in an executive session at least twice per year.

Board Committees

Our Board has three standing committees:

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Governance Committee.

Committee members are appointed by the Board, which considers the recommendation of the Nominating and Governance Committee and the desires of the individual directors. The table below lists the current membership of each committee and the number of committee meetings held in 2015.

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Alfred R. Berkeley, III		Member
Peter Gyenes	Member	Chairman	Member
Scott Ingraham	Member		Member
Charles Kane	Chairman	Member	Member
Jeffrey T. Leeds			Chairman
Kathryn V. Marinello	Member	Member
Jason A. Wright	Member	Member	Member

Number of meetings held in 2015	4	4	4

Our Board has determined that each member of each committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations. Our Board has adopted a charter for each committee. Copies of such charters are available without charge, upon request in writing to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attn: Chief Legal Officer or on our website at http://investor.realpage.com/corporate-governance/governance-documents or www.realpage.com by clicking on “Company,” “Investor Relations” and then “Corporate Governance.” We believe that the composition, charter and functioning of each of our committees comply with the applicable requirements of NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The primary responsibilities of each committee are described below.

Audit Committee

Our Audit Committee’s responsibilities are specifically set forth in the committee’s charter, which can be found at http://investor.realpage.com/corporate-governance/governance-documents or www.realpage.com by clicking on “Company,” “Investor Relations” and then “Corporate Governance.” Among other things, the Audit Committee is responsible for:

•	approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our Board has determined that each member of our Audit Committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, meets the requirements for financial literacy and sophistication, and qualifies as an “audit committee financial expert” under the applicable requirements of NASDAQ and SEC rules and regulations.

Compensation Committee

Our Compensation Committee’s responsibilities are specifically set forth in the committee’s charter, which can be found at http://investor.realpage.com/corporate-governance/governance-documents or www.realpage.com by clicking on “Company,” “Investor Relations” and then “Corporate Governance.” Among other things, the Compensation Committee is responsible for:

•	overseeing our overall compensation philosophy, compensation plans and benefits programs;

•	reviewing and recommending to the full Board, or approving, new executive compensation programs and revisions to existing programs;

•	reviewing on a periodic basis the operations of our executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes;

•	establishing and periodically reviewing policies for the administration of executive compensation programs;

•

periodically reviewing executive compensation programs and total compensation levels, including conducting comparative analyses of total compensation relative to market, quantifying maximum payouts to executives under performance-based incentive plans and total payments under a variety of termination conditions, including upon a change of control, and the impact of tax and accounting rules and changes;

•	reviewing and recommending compensation programs for outside directors;

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and evaluating his performance in light of such goals and objectives;

•

reviewing and approving the following for our Chief Executive Officer and our other executive officers identified by the Compensation Committee: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements, signing bonuses and payment of relocation costs, and any other benefits, compensation or arrangements;

•	reviewing and recommending to the full Board, or approving, any contracts or other transactions with our current or former executive officers;

•	reviewing the plans for officer development and corporate succession plans for our Chief Executive Officer and other senior executive officers;

•

in its discretion, retaining or obtaining advice of compensation consultants, outside legal counsel or other advisors to assist the Compensation Committee in the performance of its responsibilities, and appointing, compensating and overseeing the work of any such consultants, counsel and advisors;

•

establishing and administering annual and long-term incentive compensation plans for senior executive officers, including establishing performance objectives and certifying performance achievement, and reviewing and approving all equity-based compensation plans and granting awards of shares and stock options pursuant to such plans;

•

administering our equity incentive plans, including granting awards under such plans to eligible persons in accordance with procedures and guidelines established by the Board, and recommending to the Board any amendments to the plans and changes in the number of shares reserved for issuance under such plans;

•	approving all option grants to executive officers to ensure that such grants comply with Section 162(m) of the Internal Revenue Code;

•

drafting, reviewing and discussing with management the compensation discussion and analysis and related disclosures required by the SEC, and reviewing and recommending the final compensation discussion and analysis to the Board for inclusion in our annual report and proxy statement;

•	preparing the compensation committee report required by the SEC to be furnished with our annual report and proxy statement;

•	reviewing and reassessing the adequacy of the Compensation Committee charter and recommending changes to the Board for approval; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the Compensation Committee charter.

Our Board has determined that each member of our Compensation Committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

Additional information regarding the processes and procedures that our Compensation Committee employs when considering and determining director and executive compensation, including the committee’s engagement of independent compensation consultants for advice in connection with the exercise of its responsibilities, is set forth below under “— Director Compensation” and “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Governance Committee

Our Nominating and Governance Committee’s responsibilities are specifically set forth in the committee’s charter, which can be found at http://investor.realpage.com/corporate-governance/governance-documents or www.realpage.com by clicking on “Company,” “Investor Relations” and then “Corporate Governance.” Among other things, the Nominating and Governance Committee is responsible for:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;

•	overseeing the evaluation of our Board and management;

•	recommending members for each Board committee to our Board;

•	reviewing and monitoring our Code of Business Conduct and Ethics and actual and potential conflicts of interest of members of our Board and officers; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our Nominating and Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this proxy statement under

“Deadline for Receipt of Stockholder Proposals for 2017 Annual Meeting.” When considering a potential director candidate, the Nominating and Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. The Nominating and Governance Committee also considers issues of diversity, such as education, professional experience and differences in viewpoints and skills. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Governance Committee believe that it is important that the members of the Board represent diverse viewpoints. The Nominating and Governance Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. From time to time, we have also engaged one or more executive search consulting firms to assist in the identification and recruitment of potential director candidates. There are no differences in the manner in which the Nominating and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

Board Oversight of Risk

Our Board oversees risk management in a number of ways. Our Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, our Compensation Committee considers risk management when setting the compensation policies and programs for our executive officers and other employees. Our full Board considers various risk-related items periodically, including risks related to intellectual property, taxes, products and employees. Our Board also considers our efforts to manage such risks through safety measures, insurance or self-insurance.

Communication with the Board

Stockholders may communicate with members of our Board by mail addressed to the Chairman, any other individual member of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the following address: 4000 International Parkway, Carrollton, Texas 75007, Attention: Corporate Secretary. Correspondence received that is addressed to the members of our Board will be reviewed by our Chief Legal Officer or our Chief Legal Officer’s designee, who will forward such correspondence to the appropriate members of the Board.

ADDITIONAL GOVERNANCE INFORMATION

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics. The code applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. A copy of our Code of Business Conduct and Ethics can be found on our website at http://investor.realpage.com/corporate-governance/governance-documents or www.realpage.com by clicking on “Company,” “Investor Relations” and then “Corporate Governance.” A copy also is available without charge upon request in writing to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attn: Chief Legal Officer. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or our directors on our website to the extent and in the manner permitted by Item 5.05 of Form 8-K.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that address matters pertaining to director qualifications, director responsibilities, lead independent director responsibilities, executive sessions of Board meetings, communications with stockholders, Board committee matters, director access to officers, employees and independent advisors, director compensation, director minimum stock ownership requirements, director orientation and continuing education, CEO evaluation, management and Board succession, indemnification and director and officer insurance, and annual Board performance evaluations. A copy of the Corporate Governance Guidelines can be found on our website at http://investor.realpage.com/corporate-governance/governance-documents or www.realpage.com by clicking on “Company,” “Investor Relations” and then “Corporate Governance.” A copy also is available without charge upon request in writing to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attn: Chief Legal Officer.

Director Minimum Stock Ownership Requirements

Our Board members are encouraged to make a substantial investment in Company stock. Accordingly, our Corporate Governance Guidelines require our directors to own a number of shares of our common stock with an aggregate value equal to at least three times their annual cash retainer within four years after joining the Board or as soon thereafter as is practicable. Our Board has also adopted a Stock Ownership Guidelines Policy for our Chief Executive Officer as described under “Executive Compensation — Other Executive Compensation Consideration — Executive Stock Ownership” below.

Hedging, Short Sale and Pledging Policy under our Insider Trading Policy

The Company has adopted an Insider Trading Policy. That policy prohibits all employees, including our executive officers, and all directors and agents of the Company from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s securities. All employees, including our executive officers, and all directors and agents of the Company are also prohibited from pledging Company securities or engaging in short sales of the Company’s securities.

Director Attendance at Annual Meetings of Stockholders

We encourage, but do not require, our directors to attend our annual stockholders meeting. Our 2015 annual stockholders meeting was attended by one of our directors, Stephen T. Winn, our Chairman, CEO and President.

DIRECTOR COMPENSATION

Determining Compensation for Non-Employee Directors in 2015

Our Compensation Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of the Company receive no compensation for service on the Board. The Company’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active board membership. Our Compensation Committee and our Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board.

Discussion of Director Compensation

In 2015, the annual compensation for our non-employee directors was composed of cash compensation in the form of an annual retainer and meeting and committee fees and equity compensation in the form of restricted stock awards. Each of these components is described below.

Independent Director Compensation Plan

Our independent director compensation plan provided for the following compensation to our independent directors during 2015:

Retainer	$10,000 per quarter
Lead Independent Director retainer	$3,750 per quarter
Audit Committee chair retainer	$4,500 per quarter
Audit Committee member (excluding chair) retainer	$3,000 per quarter
Other Board committee chair retainer	$3,000 per quarter
Other Board committee member (excluding chair) retainer	$1,500 per quarter
Annual equity grant (each April 1)	$140,000 restricted stock value (1)
Prorated initial equity grant – new directors initially elected or appointed after April 1	Prorated portion of $140,000 restricted stock value (1)(2)

(1)	The restrictions related to each initial and annual restricted stock grant will lapse with respect to 25% of the restricted shares subject to the grant each quarter commencing on the first day of the calendar quarter immediately following the grant date for four consecutive quarters, subject to the continuous service of the director through each applicable date.
(2)

If the initial election or appointment of an independent director occurs on any date other than April 1st, such independent director will automatically be granted a prorated portion of the annual award on the date of such election or appointment. The prorated number of shares of restricted stock granted shall be determined based on the number of complete months remaining between the date of election or appointment and the next April 1st.

In February 2016, in connection with its regular review of independent director compensation and based in part on information and advice from its independent compensation consultants, Pearl Meyer & Partners, with respect to compensation elements, levels and trends in outside director compensation among the Company’s peer group of companies, our Compensation Committee amended our independent director compensation plan as follows. All other elements of director compensation described above and not amended remain the same in 2016 as in 2015.

Retainer	$11,250 per quarter
Annual equity grant (each April 1)	$160,000 restricted stock value (1)
Prorated initial equity grant – new directors initially elected or appointed on a date other than April 1	Prorated portion of $160,000 restricted stock value (1)(2)

(1)	The restrictions related to each initial and annual restricted stock grant will lapse with respect to 25% of the restricted shares subject to the grant each quarter commencing on the first day of the calendar quarter immediately following the grant date for four consecutive quarters, subject to the continuous service of the director through each applicable date.
(2)

If the initial election or appointment of an independent director occurs on any date other than April 1st, such independent director will automatically be granted a prorated portion of the annual award on the date of such election or appointment. The prorated number of shares of restricted stock granted shall be determined based on the number of complete months remaining between the date of election or appointment and the next April 1st.

The term “independent directors” for purposes of our independent director compensation plan means each of our non-employee directors. The annual equity grants occur automatically on April 1 of each year, pursuant to the terms of our RealPage, Inc. 2010 Equity Incentive Plan (as amended and restated June 4, 2014), as further amended (the “2010 Equity Incentive Plan”).

On April 1, 2015, pursuant to our amended independent director compensation plan and the automatic annual restricted stock grant provisions of our 2010 Equity Incentive Plan, we issued 7,032 shares of our restricted stock to each of Alfred R. Berkeley, III, Peter Gyenes, Scott S. Ingraham, Charles Kane, Jeffrey T. Leeds and Jason A. Wright. Upon her appointment to our Board on July 16, 2015, Ms. Marinello received a prorated portion of the annual restricted stock grant for 4,824 shares of restricted stock.

On April 1, 2016, pursuant to our amended independent director compensation plan and the automatic annual restricted stock grant provisions of our 2010 Equity Incentive Plan, we issued 7,969 shares of our restricted common stock to each of Alfred R. Berkeley, III, Peter Gyenes, Scott S. Ingraham, Charles Kane, Jeffrey T. Leeds, Kathryn V. Marinello and Jason A. Wright.

Director Compensation Table for Year Ended December 31, 2015

The following table sets forth the annual director compensation paid or accrued by us to individuals who were directors during any part of 2015. The table excludes Stephen T. Winn, who is our Chief Executive Officer and who did not receive any compensation from us in his role as director in 2015.

DIRECTOR COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2015

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Alfred R. Berkley, III	$43,500	$140,000	$183,500
Peter Gyenes	67,500	140,000	207,500
Scott S. Ingraham	55,500	140,000	195,500
Charles Kane	67,500	140,000	207,500
Jeffrey T. Leeds	49,500	140,000	189,500
Kathryn V. Marinello	29,000	93,333	122,333
Jason A. Wright	72,750	140,000	212,750

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of assumptions made in determining the grant date fair value of our stock option awards and restricted stock awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under “Director Compensation,” “Executive Compensation,” and the transactions described below.

Stock Options and Restricted Stock

Certain restricted stock grants to our non-employee directors are described in “Director Compensation.”

Certain stock option and restricted stock grants to our NEOs are described in “Executive Compensation — Grants of Plan-Based Awards,” “Executive Compensation — Compensation Tables — Outstanding Equity Awards at December 31, 2015” and “Executive Compensation — Compensation Tables — Supplemental Information Regarding Arrangements With Executive Officers — Employment Agreements.”

Employment Arrangements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers that include, among other things, compensation terms, provisions regarding payments upon termination in certain circumstances and confidentiality, non-competition and indemnification provisions. The employment agreements with our NEOs are described under “Executive Compensation — Compensation Tables — Supplemental Information Regarding Arrangements With Executive Officers — Employment Agreements.”

Other Relationships

There are no family relationships among any of our directors or executive officers.

Policies and Procedures for Related Party Transactions

Our Audit Committee is responsible for reviewing and approving in advance any related party transaction. The Audit Committee has not adopted specific policies or guidelines relating to the approval of related party transactions. The directors who are members of our Audit Committee determine whether to approve related party transactions in the exercise of their fiduciary duties as directors and members of the Audit Committee.

Limitations on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

The following table sets forth information regarding ownership of our common stock by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and nominees for director;

•	each of our NEOs; and

•	all directors and executive officers as a group.

The amounts for our NEOs and executive officers and directors as a group and our significant stockholders are as of April 4, 2016, the Record Date, unless otherwise indicated in a footnote below. Beneficial ownership in this table is determined in accordance with the rules of the SEC, and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes all shares of restricted stock and those shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after April 4, 2016. For purposes of calculating each person’s or group’s percentage ownership, unvested stock options exercisable within 60 days and all shares of restricted stock are included for that person or group, but not for any other person or group. Percentage of beneficial ownership is based on the shares of common stock outstanding as of April 4, 2016. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Held	Approximate Percentage of Common Stock Outstanding
5% Stockholders:
Janus Capital Management LLC (2)	4,281,238	5.50%
JHL Capital Group LLC (3)	7,700,000	9.82
Stockbridge Associates LLC (4)	5,165,273	6.60
Stephen T. Winn and entities affiliated with Stephen T. Winn (5)	25,549,621	31.79
Named Executive Officers, Directors and Nominees:
Stephen T. Winn (5)	25,549,621	31.79
W. Bryan Hill (6)	285,628	*
William P. Chaney (7)	313,891	*
David G. Monk (8)	250,624	*
Daryl Rolley (9)	334,378	*
Alfred R. Berkeley, III (10)	118,670	*
Peter Gyenes (11)	102,809	*
Scott S. Ingraham (12)	42,636	*
Charles Kane (13)	31,510	*
Jeffrey T. Leeds (14)	168,932	*
Kathryn V. Marinello (15)	12,793	*
Jason A. Wright (16)	81,261	*
All executive officers and directors as a group (12 people) (17)	27,292,753	33.24%

(1)	Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise noted below, the address of each person listed on the table is c/o RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007.

(2)	Pursuant to a Schedule 13G/A filed February 16, 2016, represents 4,281,238 shares beneficially owned by Janus Capital Management LLC (“Janus Capital”), 151 Detroit Street, Denver, Colorado 80206. Janus Capital is an investment adviser in accordance with Section 240.13d-1(b)(ii)(E) as well as a parent holding company/control person in accordance with Section 240.13d-1(b)(ii)(G). Janus Capital has a direct 96.81% ownership stake in INTECH Investment Management (“INTECH”) and a direct 100% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner with sole voting and sole dispositive power of 4,281,238 shares.
(3)	Pursuant to a Schedule 13G filed February 26, 2016, represents 7,700,000 shares beneficially owned by JHL Capital Group LLC, a Delaware limited liability company (“JHL Capital Group”), an investment adviser; JHL Capital Group Master Fund L.P. (“LP”), a Cayman Islands limited partnership (“Master Fund”); JHL Capital Group Master Fund GP Ltd., a Cayman Islands exempted company (“Master Fund GP”); and James H. Litinsky, an individual and citizen of the United States. The address for JHL Capital Group and Mr. Litinsky is 900 N. Michigan Avenue, Suite 1700, Chicago, IL 60611. The address for the Master Fund and the Master Fund GP is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. Mr. Litinsky holds a controlling interest in LP and serves as Chief Executive Officer of JHL Capital Group, as well as Director of the Master Fund GP. The Master Fund GP, LP and Mr. Litinsky disclaim any beneficial ownership of these shares. JHL Capital Group and the Master Fund share the power to vote or to direct the vote or to dispose or direct the disposition of the 7,700,000 shares of Common Stock held by the Master Fund.
(4)	Pursuant to the Schedule 13G/A filed February 16, 2016, represents 5,165,273 shares beneficially owned by Stockbridge Associates LLC, a Delaware limited liability company (“SA”), 200 Clarendon Street, 35th Floor, Boston, Massachusetts 02116 . SA is the general partner of Stockbridge Fund, L.P. (f/k/a Stockbridge Special Situations Fund, L.P.) (“SF”), Stockbridge Absolute Return Fund, L.P. (“SARF”), and Stockbridge Master Fund (OS), L.P. (“SOS”). Berkshire Partners Holdings LLC (“BPH”), a Delaware limited liability company, is the general partner of BPSP, L.P., (“BPSP”), a Delaware limited partnership. BPSP is the managing member of Stockbridge Partners LLC (“SP”), the registered investment adviser of SF, SARF and SOS as well as certain other accounts holding shares of the Company. BPSP and BPH disclaim beneficial ownership of these shares.
(5)	Represents 25,549,621 shares held by Stephen T. Winn, of which 927,925 are subject to forfeiture to us, 240,000 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Winn that are exercisable within 60 days after April 4, 2016, 19,797,246 shares held by Seren Capital, Ltd., 5,872 shares held by Seren Catalyst, L.P., 162,964 shares held by Stephen T. Winn 1996 Family LP A, and 623,503 shares held by Melinda G. Winn and Stephen T. Winn, as trustees of the Melinda G. Winn 2010 QTIP Trust. Stephen T. Winn is the sole manager and president of Seren Capital Management, L.L.C., which is the general partner of Seren Capital, Ltd. and Seren Catalyst, L.P., or the Seren Partnerships and, by virtue of this relationship, has sole voting and dispositive power over the shares held by the Seren Partnerships. Mr. Winn is the sole manager and president of Stephen T. Winn Management, L.L.C., which is the general partner of Stephen T. Winn 1996 Family LPA and has voting and dispositive power over the shares held by Stephen T. Winn 1996 Family LPA. Stephen T. Winn and Melinda G. Winn are trustees of the Melinda G. Winn 2010 QTIP Trust and share voting and dispositive power over the shares held by the Melinda G. Winn 2010 QTIP Trust.
(6)	Includes 217,483 shares subject to forfeiture to us and 50,910 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Hill that are exercisable within 60 days after April 4, 2016.
(7)	Includes 217,627 shares subject to forfeiture to us and 92,819 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Chaney that are exercisable within 60 days after April 4, 2016.

(8)	Includes 61,695 shares subject to forfeiture to us and 182,728 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Monk that are exercisable within 60 days after April 4, 2016.
(9)	Includes 274,910 shares subject to forfeiture to us and 41,665 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Rolley that are exercisable within 60 days after April 4, 2016.
(10)	Includes 11,627 shares subject to forfeiture to us, 36,861 shares held jointly by Alfred R. Berkeley III and Muriel Van Dusen Berkeley as tenants in entirety and 42,500 held by Muriel Van Dusen Berkeley and Richard M. Berkeley, as Trustees of the 2009 Berkeley Family Resource Trust dated December 11, 2009, or the Berkeley Family Trust. Muriel Van Dusen Berkeley and Richard M. Berkeley are the trustees of the Berkeley Family Trust and share voting and dispositive power over the shares held by the Berkeley Family Trust. By virtue of his relationship with his spouse, Muriel Van Dusen Berkeley, Alfred R. Berkeley may be deemed to share voting and dispositive power over the shares held by the Berkeley Family Trust.
(11)	Includes 11,627 shares subject to forfeiture to us and 60,000 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Gyenes that are exercisable within 60 days after April 4, 2016.
(12)	Includes 11,627 shares subject to forfeiture to us.
(13)	Includes 12,658 shares subject to forfeiture to us.
(14)	Includes 11,627 shares subject to forfeiture to us.
(15)	Includes 9,175 shares subject to forfeiture to us.
(16)	Includes 11,627 shares subject to forfeiture to us.
(17)	Consists of 5,955,685 shares held of record by our directors and executive officers, which includes 1,779,608 shares subject to forfeiture to us, 668,122 shares issuable upon the exercise of options held by our directors and executive officers that are exercisable within 60 days after April 4, 2016 and 20,668,946 shares held by entities over which our directors and executive officers may be deemed to have voting or dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied.

EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of each of our executive officers as of the Record Date.

Name of Executive Officer	Age	Position
Stephen T. Winn	69	Chairman of the Board of Directors, Chief Executive Officer, President and Director
W. Bryan Hill	49	Executive Vice President, Chief Financial Officer and Treasurer
William P. Chaney	45	Executive Vice President, Enterprise Solutions
David G. Monk	49	Executive Vice President, Chief Legal Officer and Secretary
Daryl T. Rolley	48	Executive Vice President and Chief Revenue Officer

Executive Officers

Stephen T. Winn serves as our Chairman of the Board, Chief Executive Officer and President, and is a member of our Board. See “2016 Director Nominees — Class III Directors” for additional information with respect to Mr. Winn.

W. Bryan Hill has served as our Executive Vice President, Chief Financial Officer and Treasurer since May 2014. Mr. Hill previously served as our Senior Vice President-Finance from May 2007 to May 2014 with responsibilities including investor relations, credit facility management, financial planning and analysis, internal reporting, merger and acquisition support, product pricing control and billing. Mr. Hill previously served as Senior Vice President and Chief Accounting Officer of formerly publicly traded Dyncorp International, Inc. (acquired by Cerberus Capital Management in 2010), a provider of outsourced services to civilian and military government agencies, from August 2005 to April 2007. From April 2000 to August 2005, Mr. Hill held the position of Vice President and Chief Accounting Officer and various other financial management positions at SourceHov LLC, a document and information outsourcing solution provider. Mr. Hill received his B.B.A. from Texas Christian University and has been a Certified Public Accountant in the State of Texas since 1996.

William P. Chaney has served as our Executive Vice President, Enterprise Solutions since August 2012. With his extensive experience in our enterprise solution offerings, Mr. Chaney leads the Resident Management, Property Management and Leasing & Marketing product divisions as well as shared services for Contact Center, RealPage Exchange, Product Development and Information Technology. Previously he served as President, OneSite and Velocity from 2009 to August 2012 and managed all aspects of RealPage’s property management, resident billing, invoicing, payments, and infrastructure businesses. Mr. Chaney also previously served as our Senior Vice President of product management, leading the payment services team responsible for RealPage’s integrated web-based payment processing solution. Prior to joining RealPage, Mr. Chaney served as group president of Jack Henry & Associates Enterprise Payment Solutions from October 2004 to June 2008 and CEO of Select Payment Processing from August 1999 to October 2004. Mr. Chaney received his B.S. in computer science from Texas Christian University.

David G. Monk has served as our Executive Vice President, Chief Legal Officer and Secretary since January 2016. Mr. Monk is responsible for management of the Company’s legal department and compliance operations. Mr. Monk previously served as our Senior Vice President, Chief Legal Officer and Secretary from May 2015 through January 2016, and as Senior Vice President and Deputy General Counsel from June 2010 through April 2015. Prior to joining the Company, Mr. Monk was a partner in private practice with the international law firm Baker Botts L.L.P., where he practiced from October 1992 to June 2010 and represented clients on a variety of matters including mergers and acquisitions, securities offerings, SEC compliance, corporate governance, technology and outsourcing transactions, and general corporate matters. Mr. Monk received his B.B.A. in finance from Texas A&M University and his J.D. from Southern Methodist University’s Dedman School of Law.

Daryl T. Rolley has served as our Executive Vice President and Chief Revenue Officer since January 2016 and served as our Chief Customer Officer from February 2015 until January 2016. Mr. Rolley is responsible for the leadership and direction of our sales, marketing, customer success management, and global shared services operations. He also oversees the Company’s contact center solutions. Prior to joining RealPage, Mr. Rolley served from January 2013 to December 2014 as Executive Vice President, Global Sales at Ventyx, Incorporated, where he was responsible for managing the global consulting and managed services business, and building a global sales team. Prior to that, Mr. Rolley spent 12 years at Ariba, Incorporated and FreeMarkets, Inc., which was acquired by Ariba in July 1, 2004. In his role at Ariba, he oversaw the company’s business management, strategy, sales, marketing, and professional services. From March 2000 to January 2001, he served as Vice President, Business Development for Ventro Corporation and Interim Chief Operating Officer for Amphire Solutions, where he was responsible for identifying, evaluating, building and developing new vertical marketplace operating businesses. From 1996 to 2000, Mr. Rolley was an executive with McKinsey & Company. Mr. Rolley received a B.S. degree in chemical engineering from Purdue University and an M.B.A. in finance from The Wharton School of The University of Pennsylvania.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or “CD&A,” describes our executive compensation program for 2015 and certain elements of our 2016 program. In particular, this CD&A explains how the Compensation Committee of our Board made 2015 compensation decisions for the following named executive officers, or “NEOs”, who include our principal executive officer, principal financial officer, and each of the three most highly compensated executive officers other than our principal executive officer and principal financial officer as of December 31, 2015. This CD&A also describes decisions made by the Compensation Committee related to compensation that applies to the NEOs for 2016.

Name	Title	Officer Role During 2015
Stephen T. Winn	Chairman, President and Chief Executive Officer	Principal executive officer; NEO
W. Bryan Hill	Executive Vice President, Chief Financial Officer and Treasurer	Principal financial officer; NEO
William P. Chaney	Executive Vice President, Enterprise Solutions	NEO
David G. Monk	Executive Vice President, Chief Legal Officer and Secretary	NEO
Daryl T. Rolley	Executive Vice President and Chief Revenue Officer	NEO

This CD&A should be read together with the compensation tables and related disclosures that follow this discussion.

Compensation Philosophy and Objectives

Our philosophy is to provide compensation to each of our NEOs that is commensurate with his or her position and experience, provide challenging but reasonably attainable incentives for the NEO to meet and exceed short-term and long-term corporate objectives as determined by our Board and align the NEOs’ incentives with the long-term interests of our stockholders. Additionally, our executive compensation program is intended to provide significant motivation for each of our NEOs to remain employed by us unless and until our Board finds that retention of the NEO is no longer in accord with our corporate objectives. The Compensation Committee has also reviewed with management the design and operation of our incentive compensation arrangements for all employees, including NEOs, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Company. The Compensation Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not likely to have a material adverse effect on the Company.

Based on this philosophy, the primary objectives of our Board and Compensation Committee with respect to executive compensation are to:

•	attract, retain and motivate skilled and knowledgeable executive talent;

•	ensure that executive compensation is aligned with our corporate strategies and business objectives; and

•	align the incentives of the NEOs with the creation of value for stockholders.

To achieve these objectives, our Compensation Committee periodically evaluates our executive compensation program with the goal of establishing compensation at levels our Compensation Committee believes to be competitive with those of our competitive peer group companies and other companies in our geographical regions that compete with us for executive talent. Additionally, we design our executive compensation program to tie a portion of each NEO’s overall cash compensation to key strategic, financial and operational goals set by our Board.

Compensation Decision-Making Process

Our Compensation Committee is responsible for overseeing and approving our executive compensation program. Our Compensation Committee currently consists of five members. The current members of our Compensation Committee are Alfred R. Berkeley, III, Peter Gyenes, Charles Kane, Kathryn V. Marinello and Jason A. Wright. Mr. Gyenes has been appointed to serve as the Chairman of our Compensation Committee. Our Board has determined that each member of our Compensation Committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. For a discussion of the specific responsibilities of our Compensation Committee, see “Governance — Board and Committee Governance — Board Committees.”

Our Chief Executive Officer makes base salary, cash bonus and long-term incentive compensation recommendations to the Compensation Committee for each of our NEOs based on his or her level of responsibility, performance and contribution to achieving our overall corporate objectives. Our Compensation Committee considers the Chief Executive Officer’s input but retains complete authority to approve all compensation related decisions for our NEOs. Additionally, our Chief Executive Officer is not permitted to be present during deliberations or voting by the Compensation Committee regarding his performance goals, performance evaluation or compensation level, and he abstains from voting in sessions where our Board acts on the Compensation Committee’s recommendations regarding his compensation.

For purposes of determining compensation levels for our NEOs, our Compensation Committee considers the recommendations of our Chief Executive Officer, our overall achievement of corporate objectives, the level of responsibility, performance and individual contributions of our NEOs, public company proxy data, survey group market data, each NEO’s equity ownership and the Compensation Committee members’ own experience in compensation-related matters.

The Compensation Committee also considers the results of the advisory “say-on-pay” vote. At our 2014 annual stockholders meeting, approximately 96% of the votes cast were voted to approve the executive compensation program described in our 2014 proxy statement. Our Compensation Committee viewed the results of this vote as general broad stockholder support for our executive compensation program. The Compensation Committee did not make changes to our executive compensation program or policies as a direct result of this vote, but will continue to consider the outcome of stockholder advisory votes on executive compensation when making future decisions relating to the compensation of our NEOs and our executive compensation programs and policies. The Compensation Committee also continues to consider the alignment of NEO incentives with the long-term interests of our stockholders. In 2015 and 2016, the Compensation Committee placed additional emphasis on performance-based components, including market-based restricted stock, as described in this Proxy Statement. In addition, on an ongoing basis we continue to engage with our stockholders regarding various matters including executive compensation and corporate governance.

For purposes of evaluating compensation levels for 2015 and 2016, our Compensation Committee also considered competitive market benchmarking data as described in “Executive Compensation — Compensation Discussion and Analysis — Competitive Positioning.” Based on these considerations, in February 2015, our Compensation Committee approved compensation packages for each of our NEOs in 2015, the components of which are further described in “Executive Compensation — Compensation Discussion and Analysis — 2015 Elements of Executive Compensation.”

Competitive Positioning

Competitive market data is an important component in determining the amount of each element of compensation for each NEO. The Compensation Committee utilizes Pearl Meyer & Partners, or “PM”, an executive compensation consulting firm, to provide advice on the structure of executive compensation as well as competitive data on base salary, total cash compensation and long-term incentives. In addition, the Compensation Committee reviews the total compensation package for each NEO from the perspective of total direct compensation, which includes base salary, annual incentive plan and the value and the structure of the long-term incentive grant.

Pursuant to its charter, our Compensation Committee has the authority to select and retain independent advisors and counsel to assist it with carrying out its duties and responsibilities, and we have provided appropriate funding to the committee to engage outside consultants from time to time, to conduct market reviews of our executive compensation program and philosophy in order to assess the competitiveness of our program.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that PM is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with PM in 2015 and determined that PM’s work for the committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (the “Dodd-Frank Act”), and by the SEC and NASDAQ. PM reports directly to the Compensation Committee Chair, takes direction from the Compensation Committee, and does not provide us with any services other than the services provided at the request of the Compensation Committee. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

In the fourth quarter of 2014, our Compensation Committee engaged PM to conduct an independent market review of our executive compensation program. PM used public company proxy data and survey market data references to compare our total compensation practices for our executives to those in our market:

•

Select Peer Group. Publicly available data for a competitive peer group of 18 publicly traded companies of similar industry, revenue size and business model, with median revenue and market capitalization size equal to $416 million and $2.5 billion, respectively, and

•	Survey Group. Published surveys focused in the technology industry (Radford Global Technology Survey), using similar-sized revenue cuts of data.

The Select Peer Group for this analysis was developed in consultation among our Compensation Committee, our management team and PM and consisted of the following organizations:

Advent Software Inc.	Interactive Intelligence Group Inc.
athenahealth, Inc.	LogMeIn, Inc.
Blackbaud Inc.	Mediadata Solutions Inc.
Bottomline Technologies Inc.	NetSuite Inc.
Constant Contact, Inc.	SolarWinds Inc.
CoStar Group Inc.	SS&C Technologies Holding Inc.
DealerTrack Holding Inc.	Synchronoss Technologies
Ebix Inc.	Ultimate Software Group, Inc.
Guidewire Software, Inc.	Tyler Technologies

PM benchmarked our executive compensation levels, including base salaries, performance-based cash bonuses and long-term equity incentive awards, to those of other executives in the Select Peer Group. The PM report indicated that pay levels on average (with variation by executive) for target cash compensation (base salary plus target bonus) and target total direct compensation (total cash plus long-term incentive value), were within a 10% range of the market median for such pay levels.

Results of 2014 Say on Pay Advisory Vote

At the 2014 annual meeting of stockholders, approximately 96% of the votes cast were in favor of the advisory (non-binding) say on pay vote to approve our executive compensation program. As approved by our stockholders at the 2011 annual meeting of stockholders, we hold an advisory say on pay vote once every three years. As a result, the next say on pay advisory vote will be held at the 2017 annual meeting of stockholders.

2015 Elements of Executive Compensation

During 2015, compensation of our NEOs included the following components:

•	Base Salaries

•	Performance-Based Cash Bonuses

•	Long-Term Equity Incentive Awards (Stock Options, Market-Based Restricted Stock, and Time-Based Restricted Stock)

•	Benefits and Other Compensation

Base Salaries

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our NEOs. Base salaries for our NEOs typically have been negotiated as a part of the employment agreements with our NEOs at the outset of employment. From time to time, consistent with our executive compensation program objectives, base salaries for our NEOs, together with other components of compensation, are evaluated for adjustment by our Compensation Committee based on an assessment of the overall achievement of corporate objectives, each NEO’s sustained performance and compensation trends in our industry. Each NEO’s employment agreement requires that his or her base salary be reviewed no less frequently than annually; however, none of our NEOs has an employment agreement that provides for automatic or scheduled increases in base salary.

In February 2015, our Compensation Committee conducted a review of our executive compensation program for purposes of evaluating compensation levels for our executives for 2015. Based on the considerations described above in “Executive Compensation — Compensation Decision-Making Process,” our Compensation Committee approved base salaries for Mr. Winn, Mr. Chaney, Mr. Hill and Mr. Rolley, each to be effective as of March 1, 2015. Mr. Monk was promoted to Chief Legal Officer in May 2015, and the Compensation Committee approved his base salary for the remainder of 2015 at that time.

Performance-Based Cash Bonuses

Our NEOs participate in our annual non-equity management incentive plans, along with our other senior managers. Our annual management incentive plans are intended to provide cash compensation to our NEOs and senior managers for their contribution to the achievement of our strategic, operational and financial objectives. Our NEOs earn amounts under our management incentive plans based on our achievement of financial performance objectives, including non-GAAP total revenue and adjusted EBITDA targets and product family specific revenue and profit targets for those participants of our management incentive plan that have direct responsibility over the operations specific to one of our product families, and an assessment of the NEO’s individual performance. Our Compensation Committee approves management incentive plans each year that outline overall corporate objectives for the fiscal year in addition to establishing guidelines for calculating management incentive plan bonuses in the event that performance objectives are partially achieved or exceeded.

Our Chief Executive Officer’s performance-based cash bonus is provided under the terms of a separate plan approved by the Company’s Stockholders that is designed to qualify payments as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (the “162(m) Qualified MIP”). During 2015, Mr. Winn’s financial performance targets under such plan were identical to those of our other NEOs. The 162(m) Qualified MIP requires that the performance bonus, up to the maximum potential, is funded only if the Company achieves minimum target non-GAAP total revenue and adjusted EBITDA levels. The actual bonus for Mr. Winn is determined based on Compensation Committee evaluation of performance against the 162(m) Qualified MIP performance criteria. Except with respect to our Chief Executive Officer’s cash bonus, management incentive bonuses were paid under the 2015 Management Incentive Plan (the “2015 MIP”), which may be paid out quarterly on a proportional basis based on progression towards the annual achievement of performance objectives. The actual annual cash bonuses paid to participants under our 2015 MIP with respect to a particular fiscal year are adjusted at year end based on actual achievement of both financial and individual performance objectives.

As a public company, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, the chief executive officer and chief financial officer may be legally required to reimburse the Company for certain bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we will implement a Dodd-Frank Wall Street Reform and Consumer Protection Act compliant clawback policy as soon as the SEC adopts rules that set forth the requirements for such clawback policies.

In February 2015, the Compensation Committee approved the continued participation by Mr. Winn in the Company’s 162(m) Qualified MIP and Performance Goals (as defined in the 162(m) Qualified MIP) related to such plan for 2015. The target bonus for Mr. Winn for 2015 under the 162(m) Qualified MIP was 100% of Mr. Winn’s base salary with a maximum bonus potential of 200% of Mr. Winn’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of Mr. Winn’s target bonus. In February 2015, the Compensation Committee also approved the 2015 MIP. Our NEOs, other than Mr. Winn, participated in the 2015 MIP. The 2015 MIP target bonus for each of Mr. Chaney, Mr. Hill and Mr. Monk was 50% of such NEO’s base salary with a maximum bonus potential of 200% of such NEO’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of such NEO’s target bonus. The 2015 MIP target bonus for Mr. Rolley was 75% of his base salary with a maximum bonus potential of 200% of his target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of his target bonus. In 2015, Mr. Chaney and Mr. Hill also received one-time special bonuses in the amount of $146,598 and $158,698, respectively, in recognition of their individual performance and achievement.

The performance metrics for our NEOs under the 162(m) Qualified MIP and the 2015 MIP were the same as the performance metrics under our management incentive plans for prior years and consisted of the following:

•	Non-GAAP total revenue;

•	Adjusted EBITDA; and

•	Individual performance ratings.

For each of Mr. Winn, Mr. Hill, Mr. Chaney and Mr. Monk, the 2015 performance targets for non-GAAP total revenue, adjusted EBITDA and individual performance ratings was weighted 30%, 45% and 25%, respectively. For Mr. Rolley, the achievement of 2015 bonus targets for non-GAAP total revenue, adjusted EBITDA, and individual performance ratings were weighted 45%, 30% and 25%, respectively.

The 162(m) Qualified MIP and the 2015 MIP target for non-GAAP total revenue for 2015 was $470 million and the target for adjusted EBITDA was $90 million. The minimum targets required to be achieved for any payouts under the 2015 MIP were $455 million in non-GAAP total revenue and $85 million in adjusted

EBITDA. The charts below set forth our 162(m) Qualified MIP’s and 2015 MIP’s non-GAAP total revenue and adjusted EBITDA performance targets, the non-GAAP revenue and percentage of target non-GAAP revenue actually achieved, and the adjusted EBITDA and percentage of target adjusted EBITDA actually achieved.

The performance metrics employed in the 162(m) Qualified MIP and 2015 MIP are adjusted from total revenue and EBITDA metrics calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) as follows:

Non-GAAP Total Revenue. We define this metric as total GAAP revenue plus acquisition-related and other deferred revenue adjustment.

Adjusted EBITDA. We define this metric as net (loss) income plus acquisition-related and other deferred revenue adjustments, depreciation and asset impairment, loss on sale of assets, amortization of intangible assets, net interest expense, income tax (benefit) expense, stock-based compensation expense, any impact related to certain litigation such as our prior litigation with Yardi Systems, Inc. (including related insurance litigation and settlement costs) and acquisition-related expense.

Based on our Compensation Committee’s quarterly and year-end reviews of progress toward the established 2015 performance objectives, the Compensation Committee determined that 2015 performance objectives were achieved and directed payments of the following bonuses to our NEOs pursuant to the 162(m) Qualified Plan or the 2015 MIP:

Executive	Target Bonus	Actual Bonus	Actual Bonus as a Percent of Target Bonus
Stephen T. Winn	100%	$521,076	104%
W. Bryan Hill	50	190,193	104
William P. Chaney	50	187,354	104
David Monk	50	163,951	104
Daryl T. Rolley	75	257,976	104

Long-Term Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our NEOs. Historically, our equity awards to our NEOs were in the form of stock options. Beginning in November 2010, our Compensation Committee began granting equity awards consisting of a combination of stock options and restricted stock awards. In 2015, equity awards to our NEOs included:

•	Stock options

•	Time-based restricted stock

•	Market-based restricted stock

We believe that equity-based compensation provides our NEOs with a direct interest in our long-term performance, creates an ownership culture and aligns the interests of our NEOs and our stockholders.

During 2015, our Compensation Committee awarded to the NEOs other than Mr. Winn grants for options which vest over a three-year period. Our Compensation Committee views stock option grants as “pay for performance” because recipients are only able to realize value from the options granted if the stock price increases. During 2015, our Compensation Committee also granted to each of our NEOs performance-based equity incentives in the form of market-based restricted stock awards that become eligible to vest only if the trading price of our common stock rises to specified levels and exceeds those levels for a sustained period of time and time-based restricted stock grants to the NEOs other than Mr. Winn. The Compensation Committee views time-based restricted stock awards as beneficial for further aligning our NEOs interest in the long-term performance of the Company. Our Compensation Committee views performance-based restricted stock awards as “pay for performance” because such awards have value only if the stock price increases to specified levels as described under “Executive compensation — Compensation Tables — Grants of Plan-Based Awards.”

Consistent with the terms of our equity awards granted to our other employees, stock options and awards of restricted stock granted to our NEOs prior to 2014 typically vested over a four-year period. In February 2014, our Compensation Committee adopted a three-year vesting period for stock option grants and restricted stock awards granted to our employees, including our NEOs. We believe that the three-year vesting period furthers our objective of executive retention as it provides an incentive to our executives to remain in our employ during the vesting period, and is line with competitive practice among our peers. All stock options and restricted stock awards granted in 2015 vest in accordance with one of the following vesting schedules, subject in each case to the grantee’s continued service through each applicable vesting date and other terms set forth in the applicable award agreement:

•	Stock Options: Stock options vest in equal quarterly installments over 12 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date.

•

Time-Based Restricted Stock Awards: Restricted stock awards with time-based vesting vest in equal quarterly installments over 12 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date.

•

Market-Based Restricted Stock Awards: Restricted stock awards with market-based eligibility and vesting vest in equal quarterly installments over four consecutive quarters commencing on the first day of the calendar quarter immediately following the date that the shares become “Eligible Shares” (as described in the Grants of Plan-Based Awards Table below). Generally, shares become Eligible Shares only if the stock price of our common stock meets or exceeds the target prices specified with respect to the applicable award for at least 20 consecutive trading days prior to specified dates. Vesting may accelerate in certain cases after the shares become “Eligible Shares.”

Our Compensation Committee typically grants equity awards to NEOs annually during the first quarter of the year, in connection with its annual review of our executive and employee compensation program, generally, and its assessment of achievement of prior-year performance targets for payments of cash bonuses under our management incentive plans as described under “Executive Compensation — Compensation Discussion and Analysis — 2016 Compensation Determinations.”

In determining the size of equity grants to our NEOs other than our Chief Executive Officer in 2015, our Compensation Committee considered comparative data for both the size of annual equity awards and total equity ownership of executives employed by companies in our Select Peer Group, our overall achievement of corporate objectives, the applicable NEO’s achievement of individual performance objectives, the achievement of certain strategic initiatives, the amount of equity previously awarded to the NEO, the vesting of previous awards, and the recommendations of our Chief Executive Officer. In determining the size of the equity grants for our Chief Executive Officer in 2015, our Compensation Committee considered comparative data for both the size of annual equity awards and total equity ownership of Chief Executive Officers employed by companies in our Select Peer Group, our overall achievement of corporate objectives, the Chief Executive Officer’s individual performance objectives, the achievement of certain strategic initiatives, the amount of equity previously awarded to the Chief Executive Officer, and the vesting of previous awards.

The amount and terms of the stock options and restricted stock we granted to our NEOs in 2015 are more fully described under “Executive Compensation — Compensation Tables — Grants of Plan-Based Awards.”

Benefits and Other Compensation

Our NEOs are eligible to participate in broad-based employee benefit plans, which are provided to all eligible U.S.-based employees. These plans include a group medical program, a group dental program, life insurance, disability insurance, flexible spending accounts and a 401(k) retirement savings plan. Additional benefit programs offered to our NEOs and all full-time U.S.-based employees include programs for job-related educational assistance, group term life insurance equivalent to 1.5 times an employee’s annual base salary up to a $600,000 maximum, and an employee assistance program. Our NEOs are also entitled to receive reimbursement for up to $3,500 per year for medical benefits to be used toward preventative medical expenses, including annual physical examinations.

We believe these benefits are consistent with the benefits offered by companies with which we compete for employees, including executive officers, and are necessary to attract and retain qualified individuals for those roles.

Perquisites

We believe that cash and equity compensation are the two key components in attracting and retaining management talent and therefore do not provide any substantial perquisites to our NEOs.

2016 Compensation Determinations

In February 2016 the Compensation Committee performed a competitive assessment and evaluated the elements of the Company’s executive compensation program and the performance of the Company and each of the NEOs in 2015. The Compensation Committee also reviewed a revised Select Peer Group of 19 companies, updated from the prior year to in light of merger and acquisition activity within our sector. Advent Software and Dealertrack Technologies were removed from the Select Peer Group, while Epiq Systems, HomeAway and Qlik Technologies were added. As in 2015, the peer group for 2016 compensation was used in combination with other survey data to analyze compensation trends. See “Compensation Discussion and Analysis — Competitive Positioning.” In February 2016, our Compensation Committee approved the following elements of compensation for each of the NEOs for 2016.

Base Salaries

In February 2016, our Compensation Committee conducted a review of our executive compensation program for purposes of evaluating compensation levels for our executives for 2016. Based on the considerations described above in “Executive Compensation — Compensation Decision-Making Process,” our Compensation Committee approved base salaries to be effective as of March 1, 2016. Based on our Compensation Committee’s assessment of the various consideration described above, including competitive and peer group considerations, the Compensation Committee determined the following base salary levels for 2016:

Name	2016 Salary
Stephen T. Winn	$550,000
W. Bryan Hill	400,000
William P. Chaney	385,000
David G. Monk	330,000
Daryl T. Rolley	400,000

Performance-Based Cash Bonuses

In February 2016, the Compensation Committee approved the continued participation of Mr. Winn in the 162(m) Qualified MIP and participation by the other NEOs in a management incentive plan for 2016 (the “2016 MIP”). The 2016 target bonus under the 162(m) Qualified MIP for Mr. Winn is 100% of his base salary with a maximum bonus potential of 200% of target bonus for achieving financial and individual performance objectives in excess of the targets, and a minimum bonus potential of 0% of Mr. Winn’s target bonus. The 2016 MIP target bonus for each of Mr. Chaney, Mr. Hill and Mr. Monk is 50% of such NEO’s base salary with a maximum bonus potential of 200% of such NEO’s target bonus for achieving financial and individual performance objectives in excess of the targets, and a minimum bonus potential of 0% of such NEO’s target bonus. The 2016 MIP target bonus for Mr. Rolley is 87.5% of Mr. Rolley’s base salary with a maximum bonus potential of 200% of his target bonus for achieving financial and individual performance objectives in excess of the targets, and a minimum bonus potential of 0% of his target bonus.

The performance metrics for our NEOs under the 2016 MIP will be the same as the performance metrics under our 2015 MIP, and consist of the following:

•	Non-GAAP total revenue;

•	Adjusted EBITDA; and

•	Individual performance ratings.

Long-Term Equity Incentive Awards

In February 2016, our Compensation Committee approved grants to Mr. Winn and our other NEOs of performance-based equity incentives in the form of market-based restricted stock awards that become eligible to vest only if the trading price of our common stock rises to specified levels and exceeds those levels for a sustained period of time. In addition, in February 2016 the Compensation Committee approved grants of time-based restricted stock awards to each of the NEOs other than Mr. Winn. These awards were as follows:

2016 GRANTS FOR PLAN BASED AWARDS

Name	Restricted Stock (Time Based) (1)	Restricted Stock (Market Based) (2)
Stephen T. Winn	—	368,550
William P. Chaney	46,200	73,710
W. Bryan Hill	46,200	73,710
David G. Monk	17,965	28,665
Daryl T. Rolley	46,200	73,710

These restricted stock awards vest in accordance with the following vesting schedule, subject in each case to the grantee’s continued service through each applicable vesting date and other items set forth in the applicable award agreement:

(1)	Time-Based Restricted Stock Awards: Restricted stock awards with time-based vesting vest in equal quarterly installments over 12 consecutive quarters commencing on the first day of the second calendar quarter immediately following the grant date.

(2)	Market-Based Restricted Stock Awards: Restricted stock awards with market-based eligibility and vesting vest in equal quarterly installments over four consecutive quarters commencing on the first day of the next calendar quarter immediately following the date that the shares become “Eligible Shares.” 50% of the shares will become Eligible Shares if after the grant date and prior to July 1, 2019, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $27.28 per share, and the remainder will become Eligible Shares if after the grant date and prior to July 1, 2019, the average closing price per share for 20 consecutive trading days equals or exceeds $32.15 per share. Vesting may accelerate in certain cases after the shares become “Eligible Shares.”

In a departure from prior years, in 2016 the Compensation Committee determined not to grant stock options to executives or other employees as part of the Company’s 2016 compensation program. The Compensation Committee based this change on analysis of market compensation trends, a desire to reduce the number of shares of stock required to fund awards granted, and research and advice provided by its compensation consultant.

Other Executive Compensation Considerations

Trading Controls and Hedging, Short Sale and Pledging Policies under our Insider Trading Policy

All employees, including our NEOs, directors and agents of the Company are required to receive permission from the Company and certify they are not in possession of any non-public material inside information prior to entering into any transactions in Company securities, including, but not limited to, gifts, grants and transactions involving derivatives. Generally, trading is permitted only during announced trading periods. Employees who are subject to trading restrictions, including our NEOs, may enter into trading plans under Rule 10b5-1 of the Exchange Act. These trading plans may be entered into only during an open trading period and must be approved by the Company. The Company requires trading plans to include a waiting period and any trading plan may not be amended once it is put into effect. Any employee, including any executive officer or affiliate bears full responsibility if he or she violates Company policy by permitting shares to be bought or sold without preapproval or when trading is restricted. All of our employees, including our executive officers, directors and agents are prohibited from pledging Company securities or from entering into hedging and short sale transactions with respect to Company securities pursuant to our Insider Trading Policy.

Clawback Provisions

Our equity awards granted to our NEOs under our 2010 Equity Incentive Plan contain provisions under which the executives may be required to forfeit equity awards or profits from equity awards if they engage in certain conduct including, but not limited to, violations of Company policies. Awards granted under the 2010 Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the plan administrator may impose other clawback, recovery or recoupment provisions in an award agreement as the plan administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.

Executive Stock Ownership

Our Chief Executive Officer held approximately 31.79 % of our common stock as of the Record Date. All other directors and executive officers also held shares as of the Record Date. See “Security Ownership.” Effective October 23, 2014, our Board adopted a Stock Ownership Guidelines Policy that suggests minimum stock ownership guidelines for our Chief Executive Officer. The minimum stock ownership target suggested by the guidelines is based on a multiple of five times the Chief Executive Officer’s annual base salary. This policy also suggests that our Chief Executive Officer achieve the suggested minimum stock ownership target within three years of the adoption of such guidelines with respect to our current Chief Executive Officer or three years following appointment with respect to any successor. Our Chief Executive Officer’s stock ownership exceeds the suggested minimum stock ownership threshold.

Severance and Change in Control Benefits

Our employment agreements with our NEOs provide for payments and other benefits in the event of termination of employment in certain circumstances. For a description of these payments and other benefits, see “Executive Compensation — Potential Payments on Termination or Change in Control.”

We believe that these severance arrangements help us to attract and retain key management talent in an industry where there is significant competition for management talent. We believe that entering into these agreements helps the NEOs maintain continued focus and dedication to their assigned duties and maximizes stockholder value. The terms of these agreements were determined after review by our Compensation Committee of our retention goals for each NEO, as well as analysis of market data, similar agreements established by our Select Peer Group and applicable law.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for certain compensation in excess of $1.0 million per year paid by a publicly held company to its chief executive officer or any of its three other most highly paid executive officers (other than the company’s chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. We believe that it is important to preserve flexibility in administering our compensation programs and have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under our compensation programs may be determined not to so qualify. We have adopted the 162(m) Qualified MIP, which was approved by our stockholders at the 2014 annual meeting, to attempt to qualify payments in future years under as deductible “performance-based compensation” for purposes of Section 162(m). We also structured the performance-based restricted stock awards with market based vesting to our NEOs in 2015 to qualify as deductible “performance-based compensation” for purposes of Section 162(m). We do not guarantee that any executive compensation intended to qualify as deductible performance-based compensation under Section 162(m) so qualifies.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) (the “CD&A”) with management and based upon such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in our Proxy Statement.

Respectfully Submitted,

Peter Gyenes, Chairman
Alfred R. Berkeley, III
Charles Kane Kathryn V. Marinello
Jason A. Wright

*	The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this Compensation Committee Report by express reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee are set forth in “Governance — Board and Committee Governance — Board Committees.” None of the members of our Compensation Committee is an officer or employee of the Company, was an officer or employee of the Company during 2015, or was formerly an officer of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation of our NEOs during the years ended December 31, 2015, December 31, 2014 and December 31, 2013. Additional information relevant to this table is set forth below at “Executive Compensation — Arrangements with Executive Officers.”

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation	Total
Stephen T. Winn Chairman, Chief Executive Officer and President	2015	$500,000	—	$3,953,250	$—	$521,076	$7,838 (5)	$4,982,164
	2014	500,000	—	2,986,000	—	—	6,780 (6)	3,492,780
	2013	495,833	—	1,634,634	1,013,266	35,000	3,060 (7)	3,181,794
W. Bryan Hill (8) Executive Vice President, Chief Financial Officer and Treasurer	2015	365,000	158,698	655,087	601,712	190,193	4,338 (5)	1,975,028
	2014	317,396	—	987,700	394,056	—	7,023 (6)	1,706,174

William P. Chaney Executive Vice President, Enterprise Solutions	2015	366,667	146,598	655,087	601,712	187,354	4,338 (5)	1,961,755
	2014	350,000	—	581,125	96,947	—	3,523 (6)	1,031,595
	2013	330,000	—	671,440	512,337	12,500	3,060 (7)	1,529,337
Daryl T. Rolley (8) Executive Vice President, Chief Revenue Officer	2015	358,334	93,680	2,451,600	757,356	257,976	12,706 (5)	3,931,653
David G. Monk (8) Executive Vice President, Chief Legal Officer and Secretary	2015	314,639	—	268,979	185,316	163,951	4,338 (5)	937,222

(1)	Represents special bonuses for Mr. Hill and Mr. Chaney in recognition of their individual performance and achievement in 2015, and a signing bonus for Mr. Rolley. For further discussion see “Compensation Discussion and Analysis — 2015 Elements of Executive Compensation — Performance-Based Cash Bonuses.”
(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of assumptions made in determining the grant date fair value of our stock option awards and restricted stock awards.
(3)	Represents cash awards under our 162(m) Qualified MIP, 2015 MIP, our 2014 Management Incentive Plan and our 2013 Management Incentive Plan (as applicable). The 162(m) Qualified MIP was adopted in 2014 and does not apply to awards prior to 2014.
(4)	Represents the amount of Company matching contributions under our 401(k) retirement savings plan unless additional forms of other compensation are also indicated in relevant footnotes to this table.
(5)	For 2015, represents Company matching contributions under our 401(k) retirement savings plan in the amount of $4,338 for each NEO, and $3,500 for annual medical benefits to be used toward preventative medical expenses, including annual physical examinations, an available benefit to each NEO, except Mr. Hill, Mr. Chaney, Mr. Monk and Mr. Rolley did not elect to use this benefit in 2015. Also includes a relocation expense reimbursement for Mr. Rolley of $8,368 in connection with employment with the Company.
(6)	Consists of (i) $3,500 for annual medical benefits to be used toward preventative medical expenses, including annual physical examinations, an available benefit to each NEO, except Mr. Chaney as he did not elect to use this benefit in 2014; and (ii) Company matching contributions under our 401(k) retirement savings plan to to each of Mr. Winn, Mr. Chaney and Mr. Hill in the amount of $3,523.
(7)	Consists of $3,060 of Company matching contributions under our 401(k) savings plan.
(8)	Mr. Hill was not an NEO for the fiscal year 2013. Mr. Monk was not an NEO for the fiscal years 2013 or 2014. Mr. Rolley joined the Company in February 2015.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2015 to our NEOs. Additional information relevant to this table is set forth below at “Executive Compensation — Compensation Tables — Arrangements with Executive Officers.”

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)(3)	All Other Option Awards: Number of Securities Underlying Options (2)(4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards (6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Stephen T. Winn (7)	2/17/2015	—	500,000	1,000,000	—	—	—	—	—	—	—
	3/3/2015	—	—	—	—	350,000	350,000	—	—	—	$3,953,250
W. Bryan Hill (7)	2/17/2015	—	182,500	365,000	—	—	—	—	—	—	—
	3/3/2015	—	—	—	—	27,050	27,050	—	—	—	$305,530
	3/3/2015	—	—	—	—	—	—	15,180	—	—	$299,957
	3/3/2015	—	—	—	—	—	—		64,585	19.76	$489,138
	5/8/2015	—	—	—	—	—	—	2,500	—	—	$49,600
	5/8/2015	—	—	—	—	—	—	—	15,000	19.84	$112,573
William P. Chaney (7)	2/17/2015	—	179,776	359,552	—	—	—	—	—	—	—
	3/3/2015	—	—	—	—	27,050	27,050	—	—	—	$305,530
	3/3/2015	—	—	—	—	—	—	15,180	—	—	$299,957
	3/3/2015	—	—	—	—	—	—	—	64,585	19.76	$489,138
	5/8/2015	—	—	—	—	—	—	2,500	—	—	$49,600
	5/8/2015	—		—	—	—	—	—	15,000	19.84	$112,573
Daryl T. Rolley (8)	2/9/2015	—	268,751	358,334	—	—	—	—	—	—	—
	3/3/2015	—	—	—	—	120,000	120,000	—	—	—	$1,265,400
	3/3/2015	—	—	—	—	—	—	60,000	—	—	$1,185,600
	3/3/2015	—	—	—	—	—	—	—	100,000	19.76	$757,356
David G. Monk (9)(7)	5/1/2015	—	157,319	314,639	—	—	—	—	—	—	—
	3/3/2015	—	—	—	—	—	—	3,795	—	—	$74,989
	3/3/2015	—	—	—	—	—	—	3,220	—	—	$63,627
	3/3/2015	—	—	—	—	—	—	—	16,145	19.76	$122,275
	5/8/2015	—	—	—	—	8,455	8,455	—	—	—	$91,178
	5/8/2015	—	—	—	—	—	—	1,975	—	—	39,184
	5/8/2015	—	—	—	—	—	—	—	8,400	19.84	$63,041

(1)	Represents cash awards under our 2015 MIP, except for awards (if any) to Mr. Winn which are governed by our 162(m) Qualified MIP which was approved by our stockholders at the 2014 annual meeting of stockholders. The material terms of these annual incentive awards are discussed in this section under “Compensation Discussion and Analysis — 2015 Elements of Executive Compensation — Performance-Based Cash Bonuses.”
(2)	The stock option awards and restricted stock awards are governed by our 2010 Equity Incentive Plan and the forms of award agreements approved for use thereunder, copies of which were filed with the SEC as Exhibit 10.4 to Amendment No. 3 to our Registration Statement on Form S-1 (File No. 333-166397) on July 26, 2010, Exhibits 4.6 through 4.9 of our Registration Statement on Form S-8 (File No. 333-168878) on August 17, 2010, Exhibit 10.3 to our Current Report on Form 8-K (File No. 001-34846) on February 24, 2011, Exhibit 10.2 to our Current Report on Form 8-K (File No. 001-34846) on February 24, 2014, as amended by Exhibit 10.1 to our Current Report on Form 8-K (File No. 001-34846) on August 4, 2014, Exhibit 10.2 to our Current Report on Form 8-K (File No. 001-34846) on August 4, 2014, and Exhibits 10.1 through 10.10 to our Current Report on form 8-K (File No. 001-34846) on March 3, 2015.
(3)

Each restricted stock award vests as to 1/12th of the shares subject to such restricted stock award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 12 consecutive quarters. The unvested shares of restricted common stock subject to each restricted stock award are subject to forfeiture to us upon certain events. Vesting of restricted stock awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.

(4)

Each stock option award vests as to 1/12th of the shares of subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 12 consecutive calendar quarters. Vesting of stock option awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.

(5)	The stock option awards have an exercise price equal to the closing price per share of our common stock on the effective date of the grant.
(6)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of assumptions made in determining the grant date fair value of our stock option awards and restricted stock awards.

(7)	Fifty percent (50%) of the Shares shall become eligible to vest if, prior to July 1, 2018, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $30.00 per share, and an additional fifty percent (50%) of the Shares shall become eligible to vest if, prior to July 1, 2018, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $35.00 per share (Shares that become eligible to vest, if any, are referred to as “Eligible Shares”). Eligible Shares shall vest 25% per quarter over the year following the date they become Eligible Shares beginning on the first day of the next calendar quarter, subject to continued status as a service provider (as defined in the 2010 Equity Incentive Plan) through each vesting date, provided that the Eligible Shares shall be fully vested on July 1, 2018, or upon a Change in Control, Death or Disability (as defined in the 2010 Equity Incentive Plan). The restricted stock shall accelerate and shall be fully vested immediately prior to a Change in Control of the Company (as defined in the 2010 Equity Incentive Plan) that results in consideration per share of the Company’s common stock equal to or in excess of $30.00 per share with respect to the first tranche of shares and $35.00 per share with respect to the second tranche of shares, respectively.
(8)	Twenty Five percent (25%) of the Shares shall become eligible to vest if, prior to July 1, 2017, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $25.00 per share, and an additional Twenty Five percent (25%) of the Shares shall become eligible to vest if, prior to July 1, 2017, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $30.00 per share (Shares that become eligible to vest, if any, are referred to as “Eligible Shares”). Twenty Five percent (25%) of the Shares shall become eligible to vest if, prior to July 1, 2018, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $35.00 per share, and an additional Twenty Five percent (25%) of the Shares shall become eligible to vest if, prior to July 1, 2018, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $40.00 per share (Shares that become eligible to vest, if any, are referred to as “Eligible Shares”). Eligible Shares shall vest 25% per quarter over the year following the date they become Eligible Shares beginning on the first day of the next calendar quarter, subject to continued status as a service provider (as defined in the 2010 Equity Incentive Plan) through each vesting date, provided that the Eligible Shares shall be fully vested on July 1, 2018, or upon a Change in Control, Death or Disability (as defined in the 2010 Equity Incentive Plan). The restricted stock shall accelerate and shall be fully vested immediately prior to a Change in Control of the Company (as defined in the 2010 Equity Incentive Plan) that results in consideration per share of the Company’s common stock equal to or in excess of $25.00 per share with respect to the first tranche of shares, $30.00 per share with respect to the second tranche of shares, $35.00 per share with respect to the third tranche of shares and $40.00 per share with respect to the fourth tranche of shares, respectively.
(9)	Fifty percent (50%) of the Shares of Restricted Stock shall vest each quarter, beginning on the first day of the calendar quarter immediately following the vesting commencement date, for two (2) consecutive calendar quarters so that the Restricted Stock shall be fully vested on the first calendar day of the second consecutive calendar quarter following the vesting commencement date, subject to Participant continuing to be a service provider of the Company or a parent or subsidiary of the Company through each such vesting date.

SUPPLEMENTAL INFORMATION REGARDING ARRANGEMENTS WITH EXECUTIVE OFFICERS

The following information supplements the information provided in the Summary Compensation Table and the Grants of Plan-Based Awards Table set forth above.

Employment Agreements

Each of our NEOs was party to an employment agreement with the Company during 2015. The Company entered into amended and restated employment agreements (“Amended Employment Agreements”) with Mr. Winn, Mr. Chaney and Mr. Hill effective March 1, 2015. The Company also entered into an employment agreement with Mr. Rolley effective February 9, 2015 and Mr. Monk effective May 1, 2015. The following descriptions of the terms of the employment agreements with our NEOs are intended as a summary only and are qualified in their entirety by reference to the employment agreements filed as exhibits to our Current Report on Form 8-K which was filed with the SEC on February 9, 2015, and as exhibits to our Quarterly Reports on Form 10-Q which were filed with the SEC on May 8, 2015 and August 7, 2015.

Stephen T. Winn

On February 27, 2015, we entered into an Amended Employment Agreement with Mr. Winn (the “Amended CEO Employment Agreement”), which became effective as of March 1, 2015 and replaced and superseded his prior employment agreement described below. The Amended CEO Employment Agreement sets a minimum base salary for Mr. Winn at $500,000 with a target annual bonus of 100% of his annual base salary as determined under the management incentive plan with performance criteria to be established by the Compensation Committee, and Mr. Winn is entitled to equity grants pursuant to the 2010 Equity Incentive Plan. Mr. Winn is entitled to four weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses including travel by private aircraft for business purposes of up to $300,000 per year. Additionally, we make available to Mr. Winn all fringe benefits and perquisites that are made available to other senior executives. The Amended CEO Employment Agreement also provides for $3,500 per year in medical benefits to be used toward preventative medical expenses, including annual physical examinations, and certain benefits upon termination of employment as a result of death, Disability, or without Cause or for Good Reason (each as defined in the Amended CEO Agreement) or in connection with a “Change in Control” of the Company each of which is disclosed below under “Executive Compensation — Potential Payments Upon Termination or Change in Control.” For a period of two years following the termination of Mr. Winn’s employment for any reason, Mr. Winn will be restricted from competing with the Company and its affiliates and soliciting the Company’s and its affiliates’ respective customers, licensees or employees. Our employment agreement with Mr. Winn also includes confidentiality provisions, non-interference and non-disparagement obligations during his employment and following termination.

The Amended CEO Employment Agreement provides that payments and benefits payable pursuant to such agreement will be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, if such reduction would result in Mr. Winn receiving greater compensation and benefits on an after-tax basis. Mr. Winn’s employment agreement provides that, to the fullest extent permitted by law, the Company will indemnify Mr. Winn (and advance certain legal and other expenses) in connection with the defense of any lawsuit or other claim to which Mr. Winn is made a party by reason of performing his responsibilities as an officer or executive officer of the Company or any of its subsidiaries, other than claims brought against Mr. Winn by any of his former employers.

We previously entered into an employment agreement with Mr. Winn on December 30, 2003, as amended January 1, 2014. Under such agreement, Mr. Winn’s base salary and target bonus were reviewed annually by the Company’s Compensation Committee. Mr. Winn’s base salary at January 1, 2015 was $500,000 and his target annual bonus was 100% of his annual base salary with a potential maximum annual bonus of up to 200% of his target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of Mr. Winn’s target bonus (pursuant to the management incentive plan in effect at that time). Mr. Winn was entitled to four weeks paid vacation per year, was eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and was reimbursed for all reasonable business expenses including travel by private aircraft for business purposes of up to $150,000 per year. Additionally, we made available to Mr. Winn all fringe benefits and perquisites that were made available to other senior executives. As part of his employment, Mr. Winn was entitled to payments upon termination of his employment in certain circumstances Mr. Winn’s agreement also contained non-competition, confidentiality, non-solicitation, non-disparagement, indemnity and other provisions that would apply during Mr. Winn’s employment and following termination.

William P. Chaney

On March 5, 2015, we entered into an Amended Employment Agreement with Mr. Chaney (the “Amended Chaney Employment Agreement”), which became effective as of March 1, 2015, which replaced and superceded his prior employment agreement described below. Mr. Chaney’s Amended Employment Agreement sets a minimum annual base salary for Mr. Chaney at $370,000 with a target annual bonus of 50% of his base annual salary as determined under the management incentive plan with performance criteria to be established by the Compensation Committee, and Mr. Chaney is entitled to equity grants pursuant to the 2010 Equity Incentive Plan. Mr. Chaney is entitled to four weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we make available to Mr. Chaney all fringe benefits and perquisites that mare made available to other senior executives. The Amended Chaney Employment Agreement also provides for $3,500 per year in medical benefits to be used toward preventative medical expenses, including annual physical examinations, and certain benefits upon termination of employment as a result of death, Disability, or without Cause or for Good Reason (each as defined in the Amended Chaney Employment Agreement) or in connection with a Change in Control of the Company each of which is disclosed below under “Executive Compensation– Potential Payments upon Termination or Change in Control.” For a period of two years following the termination of Mr. Chaney’s employment for any reason, Mr. Chaney will be restricted from competing with the Company and its affiliates and soliciting the Company’s and its affiliates’ respective customers, licensees or employees. The Amended Chaney Employment Agreement also includes confidentiality provisions, non-interference and non-disparagement obligations during his employment and following termination.

The Amended Chaney Employment Agreement provides for payments and benefits payable pursuant to such agreement will be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, if such reduction would result in Mr. Chaney receiving greater compensation and benefits on an after-tax basis. Mr. Chaney’s employment agreement provides that, to the fullest extent permitted by law, the Company will indemnify Mr. Chaney (and advance certain legal and other expenses) in connection with the defense of any lawsuit or other claim to which Mr. Chaney is made a party by reason of performing his responsibility as an officer or executive officer of the Company or any if its subsidiaries, other than claims brought against Mr. Chaney by any of his former employers.

We previously entered into an employment agreement with Mr. Chaney on November 29, 2007, as amended on December 13, 2007 and amended and restated on August 1, 2012. Mr. Chaney has served as our Executive Vice President, Enterprise Solutions since August 2012. The prior employment agreement with Mr. Chaney provided for a base salary at a rate not less than $320,000 per year. Under the terms of the prior employment agreement, beginning in 2013, Mr. Chaney was eligible to receive a target annual bonus of 50% of his base salary and a potential maximum annual bonus of up to 100% of his base salary based on the achievement of performance criteria established by our Compensation Committee. Mr. Chaney was eligible to participate in the Company’s 2010 Equity Incentive Plan.

W. Bryan Hill

On February 27, 2015, we entered into an amended employment agreement (the “Amended Hill Employment Agreement”) with Mr. Hill, which became effective as of March 1, 2015 and replaced and superseded his prior employment agreement described below. The Amended Hill Employment Agreement sets a minimum annual base salary for Mr. Hill at $370,000 with a target annual bonus of 50% of his annual base salary as determined under the management incentive plan with performance criteria to be established by the Compensation Committee, and Mr. Hill is entitled to equity grants pursuant to the 2010 Equity Incentive Plan. Mr. Hill is entitled to four weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we make available to Mr. Hill all fringe benefits and perquisites that are made available to other senior executives. The Amended Hill Employment Agreement also provides for $3,500 per year in medical benefits to be used toward preventative medical expenses, including annual physical examinations, and certain benefits upon termination of employment as a result of death, Disability, or without Cause or for Good Reason (each as defined in the Amended Hill Employment Agreement) or in connection with a Change in Control of the Company each of which is disclosed below under “Executive Compensation — Potential Payments upon Termination or Change in Control.” For a period of two years following the termination of Mr. Hill’s employment for any reason, Mr. Hill will be restricted from competing with the Company and its affiliates and soliciting the Company’s and its affiliates’ respective customers, licensees or employees. The Amended Hill Employment Agreement also includes confidentiality provisions, non-interference and non-disparagement obligations during his employment and following termination.

The Amended Hill Employment Agreement provides for payments and benefits payable pursuant to such agreement will be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, if such reduction would result in

Mr. Hill receiving greater compensation and benefits on an after-tax basis. Mr. Hill’s employment agreement provides that, to the fullest extent permitted by law, the Company will indemnify Mr. Hill (and advance certain legal and other expenses) in connection with the defense of any lawsuit or other claim to which Mr. Hill is made a party by reason of performing his responsibility as an officer or executive officer of the Company or any if its subsidiaries, other than claims brought against Mr. Hill by any of his former employers.

We previously entered into an employment agreement with Mr. Hill on March 24, 2014, effective as of May 15, 2014, upon Mr. Hill becoming our Chief Financial Officer and Treasurer. Under Mr. Hill’s prior employment agreement, Mr. Hill was entitled to receive a base salary of not less than $340,000 per year with a target annual bonus of 50% of his annual base salary based on the achievement of performance criteria established by our Compensation Committee. Mr. Hill was eligible to participate in the Company’s 2010 Equity Incentive Plan. Mr. Hill was entitled to three weeks of vacation per year, was eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and was reimbursed for all reasonable business expenses. Additionally we made available to Mr. Hill all fringe benefits and perquisites that were made available to other senior executives. As part of his employment, Mr. Hill was entitled to payments upon termination of his employment in certain circumstances. Mr. Hill’s employment agreement also contained non-competition, confidentiality, non-solicitation, non-disparagement, indemnity and other provisions that would apply during Mr. Hill’s employment and following termination.

Daryl T. Rolley

On February 9, 2015, we entered into an Employment Agreement with Daryl T. Rolley (the “Rolley Employment Agreement”). The Rolley Employment Agreement sets a minimum base salary for Mr. Rolley at $400,000 with a target annual bonus of 75% of his annual base salary as determined under the management incentive plan with performance criteria to be established by the Compensation Committee. Mr. Rolley was granted options to receive 100,000 shares of Company stock, 60,000 shares of restricted stock and an additional 120,000 shares of common stock pursuant to a stock bonus agreement upon his employment with the Company. The Rolley Employment Agreement provides for a $100,000 relocation and signing bonus. Mr. Rolley is entitled to three weeks’ paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we make available to Mr. Rolley all fringe benefits and perquisites that are made available to other senior executives. The Rolley Employment Agreement also provides for $3,500 per year in medical benefits to be used toward preventative medical expenses, including annual physical examinations, and certain benefits upon termination of employment as a result of death, Disability, or without Cause or for Good Reason (each as defined in the Rolley Employment Agreement) or in connection with a Change in Control of the Company each of which is disclosed below under “Executive Compensation — Potential Payment upon Termination or Change in Control.” For a period of two years following the termination of Mr. Rolley’s employment for any reason, Mr. Rolley will be restricted from competing with the Company and its affiliates and soliciting the Company’s and its affiliates’ respective customers, licensees or employees. The Rolley Employment Agreement also includes confidentiality provisions, non-interference and non-disparagement obligations during his employment and following termination.

The Rolley Employment Agreement also provides that payments and benefits payable pursuant to such agreement will be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, if such reduction would result in Mr. Rolley receiving greater compensation and benefits on an after-tax basis. Mr. Rolley’s employment agreement also provides that, to the fullest extent permitted by law, the Company will indemnify Mr. Rolley (and advance certain legal and other expenses) in connection with the defense of any lawsuit or other claim to which Mr. Rolley is made a party by reason of performing his responsibilities as an officer or executive officer of the Company or any of its subsidiaries, other than claims brought against Mr. Rolley by any of his former employers.

David G. Monk

On May 1, 2015, we entered into an Employment Agreement with David G. Monk (the “Monk Employment Agreement”). The Monk Employment Agreement sets a minimum base salary for Mr. Monk at $320,000 with a target annual bonus of 50% of his annual base salary as determined under the management incentive plan with performance criteria to be established by the Compensation Committee. Mr. Monk is eligible to receive equity grants under the 2010 Equity Incentive Plan. Mr. Monk is entitled to four weeks’ paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we make available to Mr. Monk all fringe benefits and perquisites that are made available to other senior executives. The Monk Employment Agreement also provides for $3,500 per year in medical benefits to be used toward preventative medical expenses, including annual physical examinations, and certain benefits upon termination of employment as a result of death, Disability, or without Cause or for Good Reason (each as defined in the Monk Employment Agreement) or in connection with a Change in Control of the Company each of which is disclosed below under “Executive Compensation — Potential Payments upon Termination or Change in Control.” For a period of two years following the termination of Mr. Monk’s employment for any reason, Mr. Monk will be restricted from competing with the Company and its affiliates and soliciting the Company’s and its affiliates’ respective customers, licensees or employees. The Monk Employment Agreement also includes confidentiality provisions, non-interference and non-disparagement obligations during his employment and following termination.

Mr. Monk’s employment agreement also provides that payments and benefits payable pursuant to such agreement will be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue code of 1985, as amended, if such reduction would restrict Mr. Monk from receiving greater compensation and benefits on an after-tax basis. Mr. Monk’s employment agreement also provides that, to the fullest extent permitted by law, the Company will indemnify Mr. Monk (and advance certain legal and other expense) in connection with the defense of any lawsuit or other claim to which Mr. Monk is made a party by reason of performing his responsibilities as an officer or executive officer of the Company or any of its subsidiaries, other than claims brought against Mr. Monk by any of his former employers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

The following table sets forth information regarding equity awards held by our NEOs as of December 31, 2015:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

Name	Grant Date	OPTION AWARDS				STOCK AWARDS
		Number of Securities Underlying Unexercised Options (Exercisable) (1)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested (3)
Stephen T. Winn	3/1/2011	75,000	—	$24.03	3/1/2021	—		—	—		—
	2/22/2012	75,000	25,000	$20.01	2/22/2022	—		—	—		—
	2/25/2013	55,000	45,000	$21.60	2/25/2023	—		—	—		—
	2/22/2012	—	—	—	—	3,125	(2)	$70,156	—		—
	2/25/2013	—	—	—	—	15,625	(2)	350,781	—		—
	8/7/2014	—	—	—	—	—		—	200,000	(5)	4,490,000
	3/3/2015	—	—	—	—	—		—	350,000	(6)	7,857,500
W. Bryan Hill	3/1/2011	18,000	—	$24.03	3/1/2021	—		—	—		—
	2/22/2012	—	7,500	$20.01	2/22/2022	—		—	—		—
	2/25/2013	—	9,000	$21.60	2/25/2023	—		—	—		—
	2/27/2014	—	18,750	$17.75	2/27/2024	—		—	—		—
	5/9/2014	—	7,500	$18.71	5/9/2024	—		—	—		—
	3/3/2015	146	48,439	$19.76	3/3/2025	—		—	—		—
	5/8/2015	—	12,500	$19.84	5/8/2025	—		—	—		—
	2/22/2012	—	—	—	—	945	(2)	21,215	—		—
	2/25/2013	—	—	—	—	3,125	(2)	70,156	—		—
	2/27/2014	—	—	—	—	9,375	(4)	210,469	—		—
	5/9/2014	—	—	—	—	3,750	(4)	84,188	—		—
	3/3/2015	—	—	—	—	11,385	(4)	255,593	—		—
	5/8/2015	—	—	—	—	2,084	(4)	46,786	—		—
	8/7/2014	—	—	—	—	—		—	50,000	(5)	1,122,500
	3/3/2015	—	—	—	—	—		—	27,050	(6)	607,273
William P. Chaney	11/8/2010	7,500	—	$27.18	11/8/2020	—		—	—		—
	11/4/2011	15,000	—	$25.24	11/4/2021	—		—	—		—
	8/7/2012	26,000	14,000	$24.64	8/7/2022	—		—	—		—
	2/25/2013	8,085	6,627	$21.60	2/25/2023	—		—	—		—
	11/12/2013	12,000	18,000	$25.70	11/12/2023	—		—	—		—
	2/27/2014	—	6,250	$17.75	2/27/2024	—		—	—		—
	3/3/2015	—	48,439	$19.76	3/3/2025	—		—	—		—
	5/8/2015	—	12,500	$19.84	5/8/2025	—		—	—		—
	2/22/2012	—	—	—	—	320	(2)	7,184	—		—
	8/7/2012	—	—	—	—	3,750	(2)	84,188	—		—
	2/25/2013	—	—	—	—	2,307	(2)	51,792	—		—
	11/12/2013	—	—	—	—	7,504	(2)	168,465	—		—
	2/27/2014	—	—	—	—	3,125	(4)	70,156	—		—
	3/3/2015	—	—	—	—	11,385	(4)	255,593	—		—
	5/8/2015	—	—	—	—	2,084	(4)	46,786	—		—
	8/7/2014	—	—	—	—	—		—	50,000	(5)	1,122,500
	3/3/2015	—	—	—	—	—		—	27,050	(6)	607,273
Daryl T. Rolley	3/3/2015	24,999	75,001	$19.76	3/3/2025	—		—	—		—
	3/3/2015	—	—	—	—	45,000	(4)	1,010,250	—		—
	3/3/2015	—	—	—	—	—		—	120,000	(7)	2,694,000
David G. Monk	6/3/2010	137,000	—	$8.00	6/3/2020	—		—	—		—
	8/9/2011	15,000	—	$24.03	8/9/2021	—		—	—		—
	8/7/2012	9,750	5,250	$24.64	8/7/2022	—		—	—		—
	8/6/2013	4,500	5,500	$21.11	8/6/2023	—		—	—		—
	2/27/2014	2,331	1,669	$17.75	2/27/2024	—		—	—		—
	8/7/2014	1,040	1,460	$15.19	8/7/2024	—		—	—		—
	3/3/2015	4,035	12,110	$19.76	3/3/2025	—		—	—		—
	5/8/2015	1,400	7,000	$19.84	5/8/2025	—		—	—		—
	8/7/2012	—	—	—	—	1,416	(2)	31,789	—		—
	8/6/2013	—	—	—	—	2,192	(2)	49,210	—		—
	2/27/2014	—	—	—	—	838	(4)	18,813	—		—
	8/7/2014	—	—	—	—	730	(4)	16,389	—		—
	3/3/2015	—	—	—	—	2,847	(4)	63,915	—		—
	5/8/2015	—	—	—	—	1,647	(4)	36,975	—		—
	5/8/2015	—	—	—	—				8,455	(6)	189,815

(1)

Stock option awards with an expiration date prior to the year 2020 vest as to 6.25% of the shares subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive quarters. Stock option awards with an expiration date during the year 2020 through 2023 vest as to 5% of the shares of subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 15 consecutive calendar quarters and as to the remaining 25% of the shares subject to such option on the first day of the calendar quarter following such 15th consecutive calendar quarter. Stock option awards with an expiration date during the year 2024 or later vest as to 1/12th of the shares subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 12 consecutive quarters. Vesting of stock option awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.

(2)	Restricted stock awards vest as to 6.25% of the shares subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive quarters. Vesting of restricted stock awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.
(3)	Value based on $22.45, which was the closing market price of our common stock on December 31, 2015. See notes (5) and (6) below for market price thresholds required to be achieved for eligibility and vesting.
(4)

Restricted stock awards vest as to 1/12th of the shares subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 12 consecutive quarters. Vesting of restricted stock awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.

(5)	Fifty percent (50%) of the shares shall become eligible to vest if, prior to July 1, 2017, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $25.00 per share, and an additional Fifty percent (50%) of the shares shall become eligible to vest if, prior to July 1, 2017, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $30.00 per share (shares that become eligible to vest, if any, are referred to as “Eligible Shares”). Eligible Shares shall vest 25% per quarter over the year following the date they become Eligible Shares beginning on the first day of the next calendar quarter, subject to continued status as a service provider (as defined in the 2010 Equity Incentive Plan) through each vesting date, provided that the Eligible Shares shall be fully vested on July 1, 2017, or upon a Change in Control, Death or Disability (as defined in the 2010 Equity Incentive Plan). The restricted stock shall accelerate and shall be fully vested immediately prior to a Change in Control of the Company (as defined in the 2010 Equity Incentive Plan) that results in consideration per share of the Company’s common stock equal to or in excess of $25.00 per share with respect to the first tranche of shares and $30.00 per share with respect to the second tranche of shares, respectively.
(6)	Fifty percent (50%) of the shares shall become eligible to vest if, prior to July 1, 2018, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $30.00 per share, and an additional Fifty percent (50%) of the shares shall become eligible to vest if, prior to July 1, 2018, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $35.00 per share (Shares that become eligible to vest, if any, are referred to as “Eligible Shares”). Eligible Shares shall vest 25% per quarter over the year following the date they become Eligible Shares beginning on the first day of the next calendar quarter, subject to continued status as a service provider (as defined in the 2010 Equity Incentive Plan) through each vesting date, provided that the Eligible Shares shall be fully vested on July 1, 2018, or upon a Change in Control, Death or Disability (as defined in the 2010 Equity Incentive Plan). The restricted stock shall accelerate and shall be fully vested immediately prior to a Change in Control of the Company (as defined in the 2010 Equity Incentive Plan) that results in consideration per share of the Company’s common stock equal to or in excess of $30.00 per share with respect to the first tranche of shares and $35.00 per share with respect to the second tranche of shares, respectively.
(7)	Twenty Five percent (25%) of the shares shall become eligible to vest if, prior to July 1, 2017, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $25.00 per share, and an additional Twenty Five percent (25%) of the shares shall become eligible to vest if, prior to July 1, 2017, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $30.00 per share (Shares that become eligible to vest, if any, are referred to as “Eligible Shares”). Twenty Five percent (25%) of the shares shall become eligible to vest if, prior to July 1, 2018, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $35.00 per share, and an additional Twenty Five percent (25%) of the shares shall become eligible to vest if, prior to July 1, 2018, the average closing price per share of the Company’s common stock for 20 consecutive trading days equals or exceeds $40.00 per share (Shares that become eligible to vest, if any, are referred to as “Eligible Shares”). Eligible Shares shall vest 25% per quarter over the year following the date they become Eligible Shares beginning on the first day of the next calendar quarter, subject to continued status as a service provider (as defined in the 2010 Equity Incentive Plan) through each vesting date, provided that the Eligible Shares shall be fully vested on July 1, 2018, or upon a Change in Control, Death or Disability (as defined in the 2010 Equity Incentive Plan). The restricted stock shall accelerate and shall be fully vested immediately prior to a Change in Control of the Company (as defined in the 2010 Equity Incentive Plan) that results in consideration per share of the Company’s common stock equal to or in excess of $25.00 per share with respect to the first tranche of shares, $30.00 per share with respect to the second tranche of shares, $35.00 per share with respect to the third tranche of shares and $40.00 per share with respect to the fourth tranche of shares, respectively.

Option Exercises and Stock Vested

The following table sets forth information regarding stock option exercises and the value realized upon exercise, as well as all stock awards vested and the value realized upon vesting by our NEOs during the year ended December  31, 2015.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Stephen T. Winn	—	$—	28,125	$553,625
W. Bryan Hill	64,000	238,124	21,209	409,498
William P. Chaney	27,396	104,879	21,043	404,357
Daryl T. Rolley	—	—	15,000	278,200
David G. Monk	—	—	12,611	247,469

(1)	The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options.
(2)	The value realized upon vesting is equal to the number of shares vesting multiplied by the closing market price of our common stock on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees and none of our NEOs participated in a nonqualified deferred compensation plan during the year ended December 31, 2015.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Agreement and Plan Terms regarding Termination or Change in Control Payments

As of December 31, 2015, we were parties to agreements with each of our NEOs that provide for certain payments and benefits upon termination in the event of death or disability, termination without cause or with good reason, termination without cause or with good reason in connection with a change in control, or under other circumstances in the event of a change in control. The table that follows describes the payments and benefits that we would owe to each of our NEOs pursuant to the applicable employment and equity award agreements with our NEOs and our 2010 Equity Incentive Plan. The following assumes a termination on December 31, 2015 and the value of our common stock is equal to $22.45 (the closing market price on such date). Certain payments and benefits set forth in the following table are conditioned upon the NEO signing and not revoking a release agreement with the Company.

Named Executive Officer	Compensation	Termination on Death or Disability	Termination without Cause or for Good Reason	Termination Without Cause or for Good Reason Following a Change in Control	Change In Control
Stephen T. Winn	Severance Payment (1)	$500,000	$750,000	$1,000,000	$—
	Bonus (2)	—	—	—	—
	Option Acceleration (3)	1,571,500	—	1,571,500	1,571,500
	Restricted Stock Acceleration (4)	12,768,438	—	12,768,436	12,768,438
	Employee Benefits (5)	14,934	14,934	29,868	—
	Total	$14,854,871	$750,000	$15,369,805	$14,339,938
W. Bryan Hill	Severance Payment (1)	$185,000	$370,000	$740,000	$—
	Bonus (2)	—	—	—	—
	Option Acceleration (3)	2,327,818	—	2,327,818	—
	Restricted Stock Acceleration (4)	2,418,179	—	2,418,179	—
	Employee Benefits (5)	18,193	18,193	36,385	—
	Total	4,949,190	388,193	5,522,383	$—
William Chaney	Severance Payment (1)	$185,000	$370,000	$740,000	$—
	Bonus (2)	—	—	—	—
	Option Acceleration (3)	445,934	—	410,926	—
	Restricted Stock Acceleration (4)	2,406,752	—	909,652	—
	Employee Benefits (5)	18,889	18,889	37,778	—
	Total	$3,056,575	$388,889	$2,098,355	$—
					$—
Daryl Rolley	Severance Payment (1)	$200,000	$400,000	$800,000	—
	Bonus (2)	—	—	—	—
	Option Acceleration (3)	1,683,772	—	1,683,772	—
	Restricted Stock Acceleration (4)	3,704,250	—	3,704,250	—
	Employee Benefits (5)	12,717	12,717	25,434	$—
	Total	$5,600,739	$412,717	$6,213,456	$—
David Monk	Severance Payment (1)	$160,000	$320,000	$640,000	$—
	Bonus (2)	—	—	—	—
	Option Acceleration (3)	622,741	—	622,741	—
	Restricted Stock Acceleration (4)	406,906	—	406,906	—
	Employee Benefits (5)	18,088	18,088	36,177	—
	Total	$1,207,735	$338,088	$1,705,824	$—

(1)	Pursuant to the employment agreements with each of our NEOs, in the case of termination as a result of death or disability, the applicable NEO is entitled to receive 6 months of his annual base salary (12 months in the case of Mr. Winn). In the case of termination without cause or for good reason during the 24-month period following a change in control (or before a change in control if such termination is proximate to or following the Company’s entering into an agreement to enter into a transaction that would constitute a change in control) and such termination or the event giving rise to the good reason claim is made at the direction of the third party effectuating such change in control (the “protected period”), the applicable NEO is entitled to 200% of his annual base salary. In the case of a termination without cause or for good reason outside the protected period, the applicable NEO is entitled to receive 100% of his annual base salary (150% in the case of Mr. Winn). The foregoing payments are conditional on the NEO executing a release of claims agreement with the Company.

(2)	Pursuant to each NEO’s employment agreement, in the case of termination without cause or for good reason or as a result of death or disability, each NEO is entitled to receive a lump sum cash payment equal to any earned but unpaid bonus. For the purposes of this table, we assume the bonus is unearned as of December 31, 2015.
(3)	The value represents the aggregate gain the applicable NEO would receive from the unvested shares subject to the NEO’s options that would fully accelerate vesting in the event of (as applicable) (i) the NEO’s death or disability or (ii) a change in control of the Company (assuming satisfaction of any other applicable vesting conditions upon a change in control, including achievement of market-based performance criteria and/or the applicable option not being assumed or replaced with an equivalent award in the change in control) or (iii) a change in control of the Company followed by a termination of the NEO’s employment without cause or for good reason within 24 months following the change in control (or anytime following the change in control, regardless of whether termination or cause, in the case of Mr. Winn). The value of such vesting acceleration for each applicable option is calculated as the product of the positive difference between our stock price on December 31, 2015, and the per share exercise price of the applicable option multiplied by the number of unvested shares of the applicable option that are subject to the vesting acceleration described immediately above (as applicable).
(4)	The value represents the aggregate gain the NEO’s would receive from the NEO’s unvested shares of restricted stock that would fully accelerate vesting in the event of (as applicable) (i) the NEO’s death or disability or (ii) a change in control of the Company (assuming satisfaction of any other applicable vesting conditions upon a change in control, including achievement of market-based performance criteria and/or the applicable restricted stock award not being assumed or replaced with an equivalent award in the change in control) or (iii) a change in control of the Company followed by a termination of the NEO’s employment without cause or for good reason within 24 months following the change in control (or anytime following the change in control, regardless of whether termination or cause, in the case of Mr. Winn). The value of such vesting acceleration for each applicable restricted stock award is calculated as the product of our stock price on December 31, 2015, multiplied by the number of unvested shares subject to the applicable restricted stock award that are subject to the vesting acceleration described immediately above (as applicable).
(5)	Pursuant to the employment agreements with each of our NEOs, in case of termination without cause or for good reason during the protected period, the applicable NEO is entitled to payment equal to the product of the excess of the monthly Consolidated Omnibus Budget Reconciliation Act premium over the monthly premium the NEO would be required to pay for such coverage if he were still employed by the Company multiplied by 24, and in case of termination without cause or for good reason outside of the protected period or as a result of death or disability at any time, the applicable NEO is entitled to a payment equal to 50% of the payment described immediately above (as applicable).

Certain Definitions

The benefits described in the preceding table are subject to conditions set forth in employment agreements and the applicable equity award agreements between the Company and each NEO. The terms “cause,” “change in control,” “disability,” and “good reason” are defined in those agreements as follows:

“Cause” means the occurrence of any of the following events which are not cured by the NEO within ten days after receipt of written notice of such alleged cause from the Company or, if such event cannot be corrected within such ten-day period, if the NEO does not commence to correct such default within said ten-day period and thereafter diligently prosecute the correction of same to completion within a reasonable time, provided, however, for no period greater than 30 days: (i) the NEO’s conviction for any acts of fraud or breach of trust or any felony criminal acts; (ii) the NEO’s knowingly making a materially false written statement to the Company’s auditors or legal counsel; (iii) the NEO’s willful and material falsification of any corporate document or form; (iv) any material breach by the NEO of any published policy of the Company received and acknowledged by the NEO in writing; (v) any material breach by the NEO of a material provision of the employment agreement between the Company and the NEO; (vi) the NEO’s making a material misrepresentation of fact or omission to disclose material facts in relation to transactions occurring in the business and financial matters of the Company; or (vii) the NEO’s repeated and material failure substantially to perform the NEO’s duties. Notwithstanding the foregoing, during the two-year period following a Change in Control (as defined below), a termination for Cause (other than pursuant to clause (i)) shall require a showing by the Company that the actions giving rise to such termination resulted in material and demonstrable harm to the Company.

“Change in Control” has the meaning set forth in our 2010 Equity Incentive Plan. The definition covers the occurrence of any of the following events: (i) any one person, or more than one person acting as a group, acquires ownership of the stock of the Company that, together with the stock held by such person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one person who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or (ii) a majority of members of the Board is replaced during any 12 month period by

Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election (excluding a situation where a person was already in effective control of the Company and is merely acquiring additional control); or (iii) any person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in this subsection. Gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Persons will be considered to be acting as a group for purposes of the definition of a “Change in Control” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

“Disability” means an NEO’s incapacity due to physical or mental condition and, if reasonable accommodation is required by law, after providing such reasonable accommodation, the NEO shall have been absent from such NEO’s duties on a full-time basis (i) for a period of six consecutive months or (ii) for shorter periods aggregating six months during any 12-month period, and in either case within 30 days after written notice of termination by Company is given the NEO shall not have returned to the performance of such NEO’s duties on a full-time basis.

“Good Reason” means, without the NEO’s written consent: (i) a material reduction in NEO’s base salary or incentive compensation opportunity, (ii) a material reduction in the NEO’s responsibilities or authority; (iii) a material breach by the Company of a material provision of the NEO’s employment agreement with the Company, or (iv) a material change in the geographic location at which the NEO must perform their services; provided, that in no instance will the relocation of the NEO to a facility or a location that is either 25 miles or less from the NEO’s then-current office or 25 miles or less from the NEO’s then-current primary residence be deemed material for purposes of the NEO’s employment agreement. Each NEO must provide the Company with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable opportunity for the Company to cure the conditions giving rise to such Good Reason, which shall not be less than 30 days following the date of notice from the Company. If the Company cures the conditions giving rise to such Good Reason within 30 days of the date of such notice, the NEO will not be entitled to severance payments and/or benefits contemplated by the NEO’s employment agreement in connection with a termination of employment by the NEO for Good Reason if the NEO thereafter resigns from the Company based on such grounds. Any termination for Good Reason must be effectuated within 90 days of the expiration of such cure period. In the case of Mr. Winn only, at any time after a Change in Control, in addition to the foregoing definition, Mr. Winn may resign his employment for any reason or no reason, such resignation will be deemed a termination by Mr. Winn for Good Reason, and the notice and cure provisions of the employment agreement will not apply.

EQUITY COMPENSATION PLANS INFORMATION

The number of shares to be issued upon exercise of outstanding options and the number of shares issued pursuant to restricted stock awards granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under our equity compensation plans as of December 31, 2015 are summarized in the following table:

EQUITY COMPENSATION PLANS INFORMATION
Plan category	Number of shares issued pursuant to restricted stock awards or to be issued upon exercise of outstanding options		Weighted- average exercise price of outstanding options		Number of shares remaining for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	7,877,566	(1)	$19.43	(2)	5,676,592	(3)(4)
Equity compensation plans not approved by stockholders	8,108	(5)	19.43		—
Total	7,885,674		$19.43		5,676,592

(1)	Includes 5,793,765 shares to be issued upon exercise of outstanding options and 2,083,801 shares issued as restricted stock awards, which includes 1,068,706 shares of time-based restricted stock and 1,015,095 shares of market-based restricted stock.
(2)	Does not include time-based or performance-based restricted stock awards.
(3)	Represents 5,676,592 shares available for future issuance under our 2010 Equity Incentive Plan.
(4)	Our 2010 Equity Incentive Plan includes an “evergreen” provision that provides for automatic increases to the number of shares of our common stock reserved for issuance thereunder on January 1 of each year in an amount equal to the lesser of (i) 10,000,000 shares, (ii) 5.0% of our outstanding shares on the last day of the immediately preceding fiscal year, on a fully-diluted basis, or (iii) such amount as our Board may determine. In 2015, our board approved an increase of 3.5 million shares of common stock reserved for issuance under our 2010 Plan.
(5)	Represents 8,108 shares to be issued upon exercise of outstanding options originally issued under the Multifamily Technology Solutions, Inc. 2005 Equity Incentive Plan and assumed by us in connection with our acquisition of Multifamily Technology Solutions, Inc.

AUDIT MATTERS

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What Am I Voting On?

Stockholders are being asked to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, as a matter of good corporate governance, the Board submits its selection to our stockholders for ratification. If the stockholders should not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

Voting Recommendation:

FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm.

Background

Our Audit Committee has the sole authority and responsibility to hire, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm and, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation and general oversight of the work of the independent registered public accounting firm. Our Audit Committee appointed the firm of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Our Audit Committee is asking the stockholders to ratify this appointment. E&Y has served as our independent registered public accounting firm since December 2004.

Required Vote

The ratification of the appointment of our independent registered public accounting firm requires the favorable vote of a majority of our shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions from voting will have the same effect as voting against the ratification, and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and our stockholders.

Audit Fees and All Other Fees

Audit Fees

The aggregate fees billed for professional services rendered for the audits of our annual consolidated financial statements for the fiscal years ended December 31, 2015 and 2014, for the reviews of the consolidated financial statements for those fiscal years, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings were approximately $1,989,715 and $1,660,441, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to acquisitions were $2,820 and $2,160 in 2015 and 2014, respectively.

Tax Fees

The aggregate fees billed for professional tax services were $8,573 and $17,043 in 2015 and 2014, respectively.

All Other Fees

Miscellaneous fees billed for other services were $154 and $612 in 2015 and 2014, respectively.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee’s policy is to pre-approve all services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Our Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to our Audit Committee regarding the extent of services provided by such firm in accordance with such pre-approval. Our Audit Committee may also delegate pre-approval authority to one of its members. Such member(s) must report any decisions to our Audit Committee at the next scheduled meeting.

E&Y has not received approval to perform any “prohibited activities” as such term is defined in Section 201 of the Sarbanes Oxley Act of 2002. During 2015, our Audit Committee approved in advance all audit, audit-related, and tax services to be provided by E&Y.

Other Information

A representative of E&Y is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Recommendation of the Board for Proposal Two

Our Board unanimously recommends a vote “FOR” the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee is composed of five independent directors and operates under a written charter adopted by the Board. The members of the Audit Committee are Charles Kane, Chairman, Peter Gyenes, Scott S. Ingraham, Kathryn V. Marinello and Jason A. Wright. All members of the Audit Committee meet the independence standards of Rule 5605(a)(2) of the NASDAQ listing standards.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting and managements’ assessment of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee schedules its meetings and conference calls with a view to ensuring it devotes appropriate attention to all of its tasks. The Audit Committee met five times during fiscal 2015 to carry out its responsibilities. The Audit Committee regularly meets privately with the Company’s independent registered public accounting firm, internal audit personnel, and management, each of whom has unrestricted access to the Audit Committee. The Audit Committee evaluated the performance of the items enumerated in the Audit Committee Charter.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm the Company’s quarterly and audited fiscal year financial statements, including a review of the Company’s Annual Report on Form 10-K. The Audit Committee also reviewed and approved the independent registered public accounting firm’s work plan, audit fees, and all non-audit services performed by the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

The Audit Committee has also received the written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm. The Audit Committee has implemented a procedure to monitor the independence of the Company’s independent registered public accounting firm.

Based upon the Audit Committee’s discussion with management and Ernst & Young LLP and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC.

AUDIT COMMITTEE
Charles Kane, Chairman
Peter Gyenes
Scott S. Ingraham Kathryn V. Marinello
Jason A. Wright

*	The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report of the Audit Committee by express reference therein.

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board has delivered printed versions of proxy materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting to be held on June 1, 2016, at 10:00 a.m. local time or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. Proxy materials are also available to you on the Internet at http://investor.realpage.com. The Annual Meeting will be held at our principal executive offices located at 4000 International Parkway, Carrollton, Texas 75007. Our telephone number is (972) 820-3000.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy materials, proxy statements and annual reports. This means that only one copy of the proxy materials may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of any of these documents to any stockholder who contacts our investor relations department at 4000 International Parkway, Carrollton, Texas 75007, (972) 820-3773, requesting such copies. If a stockholder is receiving multiple copies of the proxy materials or the printed versions of such other accounts at the stockholder’s household and would like to receive a single copy of these documents for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or our investor relations department to request mailing of a single copy of any of these documents.

Record Date; Outstanding Shares

Stockholders of record at the close of business on April 4, 2016, the Record Date, are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 83,891,389 shares of our common stock, $0.001 par value, were issued and 80,070,354 were outstanding.

Voting and Solicitation

Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal that comes before the Annual Meeting. In the election of directors, each stockholder will be entitled to vote for three nominees and the three nominees with the greatest number of votes will be elected.

Whether you hold shares directly as the stockholder of record or beneficially in street name (as defined below), you may vote by completing, signing and mailing the proxy card enclosed herewith in the postage-prepaid envelope provided for that purpose. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the proxy card.

The cost of this solicitation will be borne by us. We may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of our directors, officers and other employees, without additional compensation, personally, by telephone or by email.

Treatment of Abstentions and Broker Non-Votes

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), your nominee will provide you with appropriate voting materials (such as a voting instruction form). Please follow the instructions included on those materials regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals that are considered routine under the rules of the New York Stock Exchange and on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes. At the Annual Meeting, Proposal Two, the ratification of the appointment of our independent registered public accounting firm, will be a discretionary item. Proposal One, the election of directors, will be a non-discretionary item.

Quorum

A majority of our common stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

Voting Requirements

The vote requirement for each matter is:

•

Proposal One (Election of Directors) — Directors are elected by a plurality of the votes cast. The three nominees who receive the greatest number of votes cast will be elected directors for three-year terms, in each case until their successors are duly elected and qualified. Withheld votes and broker non-votes, if any, will not be counted either for or against the election of a director nominee.

•

Proposal Two (Ratification of Independent Registered Accounting Firm) — The ratification of the appointment of our independent registered accounting firm requires the favorable vote of a majority of our shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions from voting will have the same effect as voting against the ratification, and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

Revocability of Proxies

Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by delivering a written notice of revocation to the Secretary of the Company or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request by notifying the inspector of elections of your intention to revoke your proxy and voting in person at the Annual Meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Our stockholders may submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2017 (the “2017 annual meeting”) by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be considered for inclusion in our proxy materials for the 2017 annual meeting, stockholder proposals must be received by the Secretary of the Company no later than December 30, 2016, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

In addition, our bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in our proxy statement. For director nominations or other business to be properly brought before our 2017 annual meeting by a stockholder, such stockholder must deliver written notice to the Secretary of the Company at our principal executive offices no later than March 15, 2017, and no earlier than February 13, 2017. If the date of our 2017 annual meeting is advanced by more than 30 calendar days or delayed by more than 60 calendar days from the anniversary date of the 2016 Annual Meeting, your notice of a proposal will be timely if it is received by the Secretary of the Company at our principal executive offices no earlier than the close of business on the 120th day prior to the 2017 annual meeting and not later than later of the close of business on the 90th day before the 2017 annual meeting or the tenth day following the day we first publicly announce the date of the 2017 annual meeting.

The proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2017 annual meeting.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Secretary of the Company. All notices of proposals and director nominations by stockholders should be sent to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attention: Corporate Secretary.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David G. Monk

David G. Monk
Executive Vice President, Chief Legal Officer and Secretary

Carrollton, Texas

April 29, 2016

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of

the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be

received by 1:00 a.m., Central Time, on June 1, 2016.*

Vote by Internet • Go to www.investorvote.com/RP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories

 & Canada on a touch tone telephone

•  Follow the instructions provided by the recorded message

* Employees and other service providers of RealPage, Inc. who intend to vote their shares received under the RealPage, Inc. 2010 Equity Incentive Plan, as amended, must vote their shares not later than 1:00 a.m., Central Time, on May 25, 2016.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM

PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Kathryn V. Marinello	☐	☐	02 - Stephen T. Winn	☐	☐	03 - Jason A. Wright	☐	☐

	For	Against	Abstain

2. Proposal to ratify independent public accounting firm for 2016.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

+
3 1 D V

    02CF9A

2016 Annual Meeting Admission Ticket

2016 Annual Meeting of

RealPage, Inc. Stockholders

Wednesday, June 1, 2016 at 10:00 a.m. Local Time

4000 International Parkway

Carrollton, TX 75007

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — RealPage, Inc.

Notice of 2016 Annual Meeting of Stockholders

4000 International Parkway, Carrollton, TX 75007

Proxy Solicited by Board of Directors for Annual Meeting – June 1, 2016

W. Bryan Hill, Stephen T. Winn, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of RealPage, Inc. to be held on June 1, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the directions indicated by the stockholder herein. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)